Exhibit 10.1

EQUITY INTEREST AND ASSET PURCHASE AGREEMENT
among
WCA WASTE CORPORATION,
WCA OF MASSACHUSETTS, LLC,
WCA OF OHIO, LLC,
LIVE EARTH LLC,
CHAMPION CITY RECOVERY, LLC,
BOXER REALTY REDEVELOPMENT, LLC,
SUNNY FARMS LANDFILL, LLC,
and
NEW AMSTERDAM & SENECA RAILROAD COMPANY, LLC.
December 9, 2009

i

ii

Exhibits

Exhibit A	Earn-Out Escrow Agreement
Exhibit B	Closing Shares Escrow Agreement
Exhibit C	Bill of Sale and Assignment and Assumption Agreement
Exhibit D	Registration Rights Agreement
Exhibit E	Voting Agreement

iii

EQUITY INTEREST AND ASSET PURCHASE AGREEMENT

THIS EQUITY INTEREST AND ASSET PURCHASE AGREEMENT (this “Agreement”) is made effective the 9th day of December, 2009, among WCA Waste Corporation, a Delaware corporation (“WCA Parent”), WCA of Massachusetts, LLC, a Delaware limited liability company (“WCA Massachusetts”), WCA of Ohio, LLC, a Delaware limited liability company (“WCA Ohio” and, together with WCA Massachusetts, “WCA Subs”), Live Earth LLC, an Ohio limited liability company (“Live Earth”), Champion City Recovery, LLC, a Massachusetts limited liability company (“CC”), Boxer Realty Redevelopment, LLC a Massachusetts limited liability company (“BR”), Sunny Farms Landfill, LLC, an Ohio limited liability company (“SF”) and New Amsterdam & Seneca Railroad Company, LLC, an Ohio limited liability company (“NA”), (WCA Parent and WCA Subs are collectively referred to as the “WCA Parties;” and Live Earth, CC, BR, SF and NA are collectively referred to as the “Live Earth Parties”).

R E C I T A L S:

WHEREAS, Live Earth is the sole record and beneficial owner of all of the issued and outstanding limited liability company interests of each of (i) SF that owns and operates a landfill located in Fostoria, Ohio; (ii) NA that owns the right to operate a short line rail; (iii) CC that owns and operates a waste transfer station and leases certain property in Brockton, Massachusetts; and (iv) BR that owns real property in Brockton, Massachusetts relating to the operations of CC; (the foregoing entities referred to collectively as the “Live Earth Companies”), and the limited liability company interests of the Live Earth Companies owned by Live Earth (the “Equity Interests”) represent all of the authorized, issued and outstanding equity interests of each of SF, NA, CC and BR; and

WHEREAS, Live Earth wishes to sell and WCA Massachusetts wishes to buy all of the Equity Interests in each of the Live Earth Companies other than SF; and

WHEREAS, Live Earth wishes to sell and WCA Ohio wishes to buy all of the Equity Interests in SF; and

WHEREAS, Live Earth wishes to sell and assign and the WCA Subs wish to buy and assume the Transferred Assets (as defined below) and the Assumed Liabilities (as defined below).

A G R E E M E N T:

NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows, intending to be legally bound hereby:

1.  Transfer of Equity Interests and Transferred Assets; Delivery of Other Assets and Consideration

1.1  Specified Interests and Assets.  Subject to the terms and conditions of this Agreement, effective as of the Closing Date (as hereinafter defined) the parties will take the following actions, and shall transfer ownership of the Equity Interests and Transferred Assets described herein, and shall further deliver the consideration specified below and take the further actions required of them under this Agreement:

(a) Live Earth shall assign, convey, transfer and deliver to WCA Massachusetts 100% of the Equity Interests in NA, CC and BR.

(b) Live Earth shall assign, convey, transfer and deliver to WCA Ohio 100% of the Equity Interests in SF.

(c) Live Earth shall assign, convey, transfer and deliver to the WCA Subs the assets of Live Earth that are listed on Schedule 1.1(c) hereto (the “Transferred Assets”) and such Transferred Assets.

(d) Live Earth shall assign, convey, transfer and deliver to the WCA Subs the Current Assets and such Current Assets shall be allocated between the WCA Subs in the manner determined by the WCA Subs.

(e) WCA Parent will deliver the Purchase Price (defined below), on behalf of Live Earth, to the parties and in the manner set forth in Section 2.1 below.

1.2  Assumption of Certain Liabilities.

(a) Assumed Liabilities.  As of the Closing Date, WCA Massachusetts shall assume and thereafter pay, discharge or perform, as appropriate, the liabilities and obligations of Live Earth as follows:

(i) the liabilities and obligations arising after the Closing Date under the contracts included in the Transferred Assets provided that such liabilities do not relate to any period or event occurring prior to the Closing Date;

(ii) the liabilities and obligations under the operating leases and equipment leases set forth on Schedule 1.2(a)(ii);

(iii) the liabilities and obligations under the Licenses included in the Transferred Assets to be performed on or after the Closing Date;

(iv) the liabilities and obligations in respect of the Transferred Assets to the extent accruing on or after the Closing Date including but not limited to those set forth on Schedule 1.2(a)(iv); and

(v) the liabilities and obligations arising under the Current Liabilities.

(All such liabilities and obligations to be so assumed by WCA Massachusetts are referred to herein as the “Assumed Liabilities”.)

(b) Retained Liabilities.  With the exception of the Assumed Liabilities, the WCA Parties shall not, by the execution and performance of this Agreement, or otherwise, assume or otherwise be responsible for any liability or obligation of Live Earth of any nature, or claims of such liability or obligation, matured or unmatured, liquidated or unliquidated, fixed or contingent, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof, including, without limitation, any liability or obligation of Live Earth:

(i) for any Taxes with respect to any period;

(ii) for any leases other than any operating leases and equipment leases included in the Assumed Liabilities;

(iii) relating to, resulting from or arising out of any former operation of Live Earth that has been discontinued or disposed of prior to the Closing Date;

(iv) for “severance pay” or any other payment to any Live Earth Company Employee (as defined below) or former employee resulting from anything done prior to the Closing;

(v) relating to any real estate taxes, utilities, water and sewer charges; or

(vi) incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of Live Earth.

(All such liabilities and obligations, or claims of such liabilities or obligations are referred to herein collectively as the “Retained Liabilities”.)

(c) Live Earth shall assume, pay or otherwise satisfy in full, promptly when due, all Retained Liabilities.

1.3  Interests and Assets Free and Clear of Liens.  All of the Equity Interests and Transferred Assets and all other properties and assets of all types to be conveyed or transferred hereunder shall be delivered hereunder free and clear of all liens and encumbrances, except for Permitted Liens.

1.4  Closing.  Subject to the satisfaction or waiver of the conditions to the Closing set forth in Article 7 below, the closing of the transactions contemplated hereby shall take place (in person or via facsimile) at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002, at 10:00 a.m., Houston, Texas

time, on the first business day following the day on which the last to be fulfilled or waived of the conditions set forth in Article 7, or at such other time or place, as shall be agreed upon by the Parties (which time and place are designated as the “Closing” and the date on which the Closing occurs is designated as the “Closing Date”).

1.5  Working Capital Adjustment.

(a) Not less than five (5) days prior to Closing, the Live Earth Parties shall provide to the WCA Parties an estimate of the working capital of the Live Earth Companies in accordance with Schedule 1.5(a) and the basis for making the computations of Current Assets and Current Liabilities reflected in such schedule (the “Worksheet”), which shall represent the estimated working capital as of the Closing Date (the “Estimated Working Capital”). For the purposes of this Section 1.5, Current Liabilities does not include the liabilities to be paid off at the Closing in accordance with Sections 2.1(b), 2.1(c) and 2.1(d). At Closing, WCA Parent shall pay Live Earth an amount in cash equal to ninety percent (90%) of the Estimated Working Capital (the “Estimated Working Capital Payment Amount”), which shall be calculated in accordance with this Section 1.5(a).

(b) Within 120 days after the Closing Date, the WCA Parties shall deliver to the Live Earth Parties a statement (the “Statement”) setting forth what it believes are the actual Current Assets and Current Liabilities as of the Closing Date (the “Actual Working Capital”). The WCA Parties will prepare the Statement using the Worksheet in accordance with the provisions of this Agreement and consistent with the Worksheet. The Statement shall contain a supporting schedule detailing the proposed Actual Working Capital, and be accompanied with copies of the work papers and back up materials used by the WCA Parties in preparing the Statement. If the Actual Working Capital exceeds the Estimated Working Capital Payment Amount, the WCA Parties shall pay to Live Earth, within fifteen (15) days from the date of delivery of the Statement, an amount in cash equal to the difference between the Actual Working Capital and the Estimated Working Capital Payment Amount. If the Actual Working Capital is less than the Estimated Working Capital Payment Amount, Live Earth shall promptly pay to the WCA Parties, within fifteen (15) days from the date of delivery of the Statement, an amount in cash equal to the difference between the Estimated Working Capital Payment Amount and the Actual Working Capital.

(c) Live Earth and its accounting representatives will be entitled to examine the work papers related to the preparation of the Statement and to discuss the preparation of the Statement with the WCA Parties’ accounting personnel. If Live Earth disagrees with the calculation of the Actual Working Capital, it must deliver to the WCA Parties, within 30 days after the date the WCA Parties delivered the Statement to Live Earth, a written description of each such disagreement. The WCA Parties and Live Earth will negotiate in good faith to resolve any such disagreements. If, after a period of 30 days following the date on which such written description is delivered, Live Earth and the WCA Parties have not resolved each such disagreement, then either Live Earth or the WCA Parties will be entitled to submit such disagreements to Grant Thornton LLP (the “Disputes Auditor”) so long as such submitting party provides written notice of such submission to the nonsubmitting party. Within seven days after receipt of such written notice, Live Earth and the WCA Parties will each deliver to the Disputes Auditor a written settlement offer setting forth its calculation of the Actual Working Capital (each, a “Settlement Offer”). The WCA Parties will grant (and will cause each of the Live Earth Companies to grant) to the Disputes Auditors reasonable access to the WCA Parties and the Live Earth Companies’ books and records. The WCA Parties will cause their accounting personnel to discuss with the Disputes Auditor the preparation of the Statement and the calculation of Actual Working Capital and to grant to the Disputes Auditor reasonable access to the work papers of the WCA Parties’ accountants and accounting personnel. The Disputes Auditor will resolve the disagreements within 30 days after the date on which they are engaged or as soon thereafter as possible. The calculation of the Actual Working Capital by the Disputes Auditor will be binding upon the Parties. The cost of the services of the Disputes Auditor will be borne by the Party whose Settlement Offer differs the most from the working capital (i.e., the difference of Current Assets minus Current Liabilities) as finally determined by the Disputes Auditor. If both Settlement Offers differ equally, such cost will be borne half by Live Earth and half by the WCA Parties. If any Party fails to deliver a Settlement Offer in accordance with this Section 1.5(c), such cost will be borne by such Party.

2.  Purchase Price

2.1  Payment of Purchase Price.  Upon the terms and conditions set forth in this Agreement, in consideration of the transfer of the Equity Interests and the Transferred Assets and the covenants and agreements set forth in Article 5, the aggregate consideration to be paid by WCA Parent (collectively, the “Purchase Price”) shall be:

(a) an amount in cash equal to $2,000,000 to be delivered to Live Earth by wire transfer of immediately available funds to an account designated by Live Earth, in accordance with Schedule 2.1(a) (the “Cash Purchase Price”);

(b) payment of an amount up to $15,800,000 in satisfaction of both Live Earth’s indebtedness to Comerica Bank, a Texas banking association (“Comerica”), set forth on Schedule 2.1(b) by wire transfer of immediately available funds to an account designated by Comerica (the “Comerica Payment”) and its obligations under the Consent Order and Final Judgment with the State of Ohio filed with the Seneca County Court of Common Pleas;

(c) an amount in cash equal to $750,000, a portion of which shall be paid in satisfaction of certain equipment notes set forth on Schedule 2.1(c), which equipment note pay-offs will be wired directly to the respective lenders by WCA Parent;

(d) payment of an amount up to $200,000 in satisfaction of Live Earth’s other indebtedness designated by Live Earth, by wire transfer of immediately available funds to an account designated by Live Earth (the “Other Indebtedness Payment”);

(e) Earn-Out Certificates representing the right to receive up to 2,000,000 shares of WCA Parent’s common stock (the “Earn-Out Shares”) shall be placed into an escrow account (the “Earn-Out Escrow”) in accordance with Section 2.2;

(f) 3,555,556 shares of WCA Parent’s common stock to be issued into an escrow account (the “Closing Shares Escrow” and, together with the Earn-Out Escrow, the “Escrow Funds”) in accordance with Section 2.3 for the benefit of the parties set forth on Schedule 2.1(f) (the “Closing Shares” and, together with the Earn-Out Shares, the “Securities”); and

(g) the assumption by the WCA Subs of the Assumed Liabilities.

Live Earth hereby acknowledges that a portion of the Purchase Price shall be payable directly to the Persons as set forth in Schedule 2.1(f) (the “Seller Parties”) in lieu of direct payment to Live Earth for distribution to such Seller Parties. In connection herewith, Live Earth hereby waives any and all manner of action, claims, causes of action, losses, debts and collections it may have with respect to any Purchase Price paid to the Seller Parties as set forth in this Agreement and the schedules hereto. Notwithstanding the foregoing, the stock certificates representing the Closing Shares shall be placed in escrow in accordance with Section 2.3.

The Purchase Price shall be allocated to the Transferred Assets, Equity Interests and Assumed Liabilities as agreed by the Parties as soon as reasonably practicable following Closing, and the Parties each agree to file all tax returns only in accordance with such agreed allocation.

2.2  Earn-Out Shares.

(a) Certificates (the “Earn-Out Certificates”) representing the right to receive the Earn-Out Shares will be deposited by WCA Parent at the Closing with Bank of Texas, N. A. (the “Escrow Agent”) in accordance with the terms and conditions of an escrow agreement, in substantially the form attached hereto as Exhibit A (the “Earn-Out Escrow Agreement”), and will be distributed by the Escrow Agent in accordance with Section 2.2(b). If on or before December 31, 2012, (i) the business operated using the Transferred Assets and by the Live Earth Companies (the “Live Earth Business”) achieves $6.25 Million in EBITDA for any four consecutive fiscal quarters and (ii) the WCA Parties shall have obtained the OH EPA Approval described in Section 5.17, then the Escrow Agent shall distribute an aggregate of 777,778 of the Earn-Out Shares to HBK Master Fund L.P, a Delaware limited partnership (“HBK Master”) Bernard Global Loan Investors, Ltd.

(“Bernard Global”) and Bernard National Loan Investors, Ltd. (“Bernard National” and, together with HBK Master and Bernard Global, “HBK/Bernard”), and 777,778 of the Earn-Out Shares to Live Earth Funding, LLC, an Ohio limited liability company (“Earn-Out 1”). If on or before December 31, 2012, (i) the Live Earth Business achieves $7.0 Million in EBITDA for any four consecutive fiscal quarters and (ii) the WCA Parties shall have obtained the OH EPA Approval described in Section 5.17, then the Escrow Agent shall distribute 444,444 of the Earn-Out Shares to Brian Fenwick-Smith (“Earn-Out 2”). Notwithstanding anything to the contrary contained herein, if the Live Earth Business does not meet the respective EBITDA goals in connection with Earn-Out 1 or Earn-Out 2 by December 31, 2012 or if the OH EPA Approval is not obtained by WCA Parties and the parties are required to Unwind the Transaction pursuant to Section 5.17, then the Escrow Agent shall promptly distribute the Earn-Out Shares to WCA Parent and the WCA Parent shall not have any further obligation to issue any Earn-Out Shares to Live Earth Funding LLC, an Ohio limited liability company (“LEF”), HBK/Bernard or Brian Fenwick-Smith (“Fenwick-Smith”).

(b) For purposes of this Section 2.2, on or before the 45th day following the last day of each fiscal quarter other than the last fiscal quarter of WCA Parent’s fiscal year and on or before the 60th day following the last day of the last fiscal quarter of WCA Parent’s fiscal year (the “Determination Date”), WCA Parent shall determine the EBITDA (i) in the first such calculation, for the first full fiscal quarter following the Closing Date and (ii) in each subsequent calculation, cumulatively for the period of consecutive fiscal quarters including such first quarter, until such period reached four consecutive fiscal quarters, and thereafter on a rolling four quarters basis (the “Periodic EBITDA Determination”). Not later than ten (10) days after each Determination Date, WCA Parent shall provide LEF with a written notice setting forth in reasonable detail each such Periodic EBITDA Determination. Within fifteen (15) days after delivery of the first Periodic EBITDA Determination to include four consecutive fiscal quarters, and within fifteen (15) days after delivery of each Periodic EBITDA Determination thereafter, LEF shall review such EBITDA calculations and provide WCA Parent with written notice of any objection thereto, which objections shall be in reasonable detail (the “Objection Notice”). In the event that WCA Parent does not receive the Objection Notice within such fifteen (15) day period, then LEF, HBK/Bernard and Fenwick-Smith shall be deemed to have irrevocably accepted such calculations and determinations. In the event that WCA Parent receives the Objection Notice during such fifteen (15) day period, LEF and WCA Parent shall enter into good faith negotiations to resolve any objections. In the event that LEF and WCA Parent cannot reach agreement on the EBITDA calculations within thirty (30) days after the Determination Date, LEF and WCA Parent shall refer the matter to the Disputes Auditor for a decision, which shall be final and binding on all Parties. WCA Parent and LEF agree that they will request the Disputes Auditor to render its decision within thirty (30) days after referral of the dispute to the Disputes Auditor for decision pursuant hereto. Before referring a matter to the Disputes Auditor, WCA Parent and LEF shall agree on procedures to be followed by the Disputes Auditor (including procedures for presentation of evidence). If WCA Parent and LEF are unable to agree upon procedures before the end of thirty (30) days after receipt of notice of any objections pursuant to this Section 2.2 the Disputes Auditor shall establish procedures giving due regard to the intention of the parties to resolve disputes as quickly, efficiently and inexpensively as possible. The Disputes Auditor’s procedures may be, but need not be, those proposed by WCA Parent or LEF. WCA Parent and LEF shall, as promptly as practicable, submit evidence in accordance with the procedures agreed upon or established by the Disputes Auditor, and the Disputes Auditor shall decide the dispute in accordance therewith as promptly as practicable. The fees and expenses of the Disputes Auditor for, and relating to, the making of any such decision shall be paid by LEF; provided, however, that in the event the Disputes Auditor determines that WCA Parent incorrectly calculated EBITDA and such miscalculation results in the issuance of additional Earn-Out Shares than the number of Earn-Out Shares that would have been issued based on the initial calculations of WCA Parent, then WCA Parent shall pay such fees and expenses of the Disputes Auditor. The determination of the Disputes Auditor as to the resolution of any dispute shall be in writing and shall be binding and conclusive upon all Parties.

(c) Not later than ten (10) days after delivery of a Periodic EBITDA Determination for a four consecutive fiscal quarter period in which the EBITDA goals for Earn-Out 1 and/or Earn-Out 2 have been met, or, if applicable, within ten (10) days after determination by agreement or by a Disputes Auditor that such EBITDA goals have been met, WCA Parent shall provide the Escrow Agent and LEF with a written notice setting forth the number of Earn-Out Certificates representing the right to receive Earn-Out Shares that will be distributed by the Escrow Agent to WCA Parent’s transfer agent so that the Escrow Shares will be issued to LEF, HBK/Bernard and Fenwick-Smith, as applicable.

(d) At the Closing, WCA Parent shall provide an irrevocable instruction letter to its transfer agent directing the transfer agent to issue the Escrow Shares to LEF, HBK/Bernard and/or Fenwick-Smith, as applicable, promptly upon the receipt by the transfer agent of the Earn-Out Certificates representing the right to receive such Earn-Out Shares.

2.3  Closing Shares.

(a) The Closing Shares will be deposited by WCA Parent at the Closing with the Escrow Agent in accordance with the terms and conditions of an escrow agreement, in substantially the form attached hereto as Exhibit B (the “Closing Shares Escrow Agreement” and together with the Earn-Out Escrow Agreement, the “Escrow Agreements”), and will be distributed by the Escrow Agent in accordance with Section 2.3(b) and (c).

(b) Promptly following the receipt of the OH EPA Approval described in Section 5.17, WCA Parent shall give written notice to the Escrow Agent authorizing the Escrow Agent to release 2,444,445 of the Closing Shares (the “Permit Shares”) from the Closing Shares Escrow to the parties set forth on Schedule 2.1(f) in the amounts set forth in the Closing Shares Escrow Agreement; provided, however, if the OH EPA Approval is not obtained pursuant to Section 5.17 of the Purchase Agreement and it is determined that the Live Earth Parties and the WCA Parties must Unwind the Closing pursuant to Section 5.17 of the Purchase Agreement, then the Escrow Agent shall promptly return all Permit Shares to WCA.

(c) The remaining 1,111,111 of the Closing Shares (the “Indemnification Shares”) shall be held in the Closing Shares Escrow to partially satisfy the indemnification obligations of Live Earth and the parties set forth on Schedule 2.1(f) pursuant to Article 6 and shall be held in the Closing Shares Escrow pursuant to the terms of the Closing Shares Escrow Agreement and Section 6.5.

2.4  Adjustments to Escrow Shares.  If, at any time subsequent to the issuance of the Securities or the Earn-Out Certificates and prior to the date that no Closing Shares or Earn-Out Certificates remain held in an Escrow Fund, the number of shares of WCA Parent’s common stock are proportionately increased or decreased, changed or converted into or exchanged for a different number or kind of shares of stock or other securities of WCA Parent or of another corporation or other property, including cash (whether as a result of a stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, reorganization, redesignation, merger, consolidation, recapitalization or otherwise), then any Closing Shares held in an Escrow Fund or Earn-Out Shares issuable in exchange for Earn-Out Certificates held in an Escrow Fund shall be adjusted in a manner to appropriately and equitably reflect any such increase or decrease, change, conversion or exchange in the manner set forth in the Escrow Agreement with respect to such Closing Shares or Earn-Out Shares issuable in exchange for Earn-Out Certificates, as applicable.

3.  Representations and Warranties of the Live Earth Parties

Prior to or upon the execution of this Agreement, Live Earth has delivered to the WCA Parties a schedule (the “Live Earth Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in any provision hereof or as an exception to one or more representations or warranties contained in Article 3 or one or more of its covenants contained in Article 5. The inclusion of any information in the Live Earth Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Live Earth Parties, has resulted in or would result in a Material Adverse Effect, or is outside the ordinary course of business.

The Live Earth Parties make the following representations and warranties jointly and severally, and represent and warrant that all of the following representations and warranties are true as of the date of this Agreement and shall be true on the Closing Date:

3.1  Due Organization.

(a) Each of the Live Earth Companies is a limited liability company, duly formed, validly existing and in good standing under the laws of its state of organization, and has all requisite limited liability company authority to carry on its business in the places and in the manner as now conducted. The records and minutes books of each of Live Earth Company, as heretofore made available to WCA Parent, are correct and complete with respect to matters occurring on and after January 1, 2008, and will be delivered to WCA Parent at the Closing.

(b) Live Earth is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Ohio, and has all requisite limited liability company authority to carry on its business in the places and in the manner as now conducted or as proposed to be conducted. The records and minutes books of Live Earth, as heretofore made available to WCA Parent, are correct and complete.

3.2  Authorization, Validity and Effect of Agreements; Non-Contravention.

(a) The execution and delivery of this Agreement by each Live Earth Party and the performance of the transactions contemplated herein by each Live Earth Party have been duly and validly authorized by each Live Earth Party. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto (collectively, the “Transaction Documents”) for value received will constitute, the valid and legally binding obligations of the Live Earth Parties enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency or other similar laws relating to creditor’s rights generally and (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) The execution and delivery of this Agreement by the Live Earth Parties and each of the other Transaction Document to which such Live Earth Parties are parties does not, and the consummation of the transactions contemplated hereby by the Live Earth Parties will not, except as set forth on Section 3.2 or Section 3.9 of the Live Earth Disclosure Schedule, (i) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate, terminate or modify (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any Lien (defined below) upon any part of the property of the Live Earth Parties or any of the Live Earth Companies pursuant to any provision of any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which any Live Earth Party is a party or by which it is bound; or (ii) violate or conflict with any provision of the respective Certificates of Limited Partnership, Articles of Organization, Agreements of Limited Partnership or Operating Agreement, each as amended to the date hereof and as applicable, of the Live Earth Parties, except with respect to (i) for any such event that is not reasonably expected to have a Material Adverse Effect on the Live Earth Parties.

3.3  Equity Interests of the Live Earth Companies.  All of the limited liability company interests of the Live Earth Companies are set forth on Section 3.3 of the Live Earth Disclosure Schedule. All of the limited liability company interests of the Live Earth Companies have been duly authorized and validly issued, are fully paid and nonassessable, are owned of record and beneficially by Live Earth in the percentages set forth in Section 3.3 of the Live Earth Disclosure Schedule, and, except as set forth on Section 3.3 of the Live Earth Disclosure Schedule, are free and clear of all Liens, encumbrances and claims of every kind.

3.4  Obligations to Issue or Sell Equity Interests.  Except as set forth on Section 3.4 of the Live Earth Disclosure Schedule, no right of first refusal, option, warrant, call, conversion right or commitment of any kind exists which obligates any Live Earth Company to issue any of its authorized but unissued limited liability company interests or other securities or equity interests. Except as set forth on Section 3.4 of the Live Earth Disclosure Schedule, in addition, there are no (a) outstanding securities or obligations which are convertible into or exchangeable for any limited liability company interests or other securities of any Live

Earth Company, or (b) contracts, arrangements or commitments, written or otherwise, under which any Live Earth Company is or may become bound to sell or otherwise issue any of its limited liability company interests or other securities or equity interests. Without limiting the generality of the foregoing, except as set forth on Section 3.4 of the Live Earth Disclosure Schedule, there is no valid basis upon which any Person (other than Live Earth) may claim to be in any way the record or beneficial owner of, or to be entitled to acquire (of record or beneficially), any limited liability company interest or other security or equity interest of any Live Earth Company, and no Person has made or, to the Knowledge of the Live Earth Parties, threatened to make any such claim. In addition, no Live Earth Company has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its limited liability company interests or other securities or equity interests therein or to pay any dividend or make any distribution in respect thereof.

3.5  Subsidiaries.  No Live Earth Company (a) presently owns, of record or beneficially, or controls, directly or indirectly, any capital stock, securities convertible into capital stock, membership interest, partnership interest, limited partnership interest or any other equity interest in any corporation, limited liability company, partnership, limited partnership, association or business entity; or (b) is, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity, save and except any joint venture solely with another Live Earth Company.

3.6  Predecessor Status; etc.  To the Knowledge of the Live Earth Parties, set forth on Section 3.6 of the Live Earth Disclosure Schedule is a list of all of the names of all predecessors of each Live Earth Company, including the names of any entities from whom each Live Earth Company previously acquired significant assets or with whom each Live Earth Company merged. To the Knowledge of the Live Earth Parties, except as disclosed in Section 3.6 of the Live Earth Disclosure Schedule, no Live Earth Company has ever been a subsidiary or division of another company nor been a part of an acquisition which was later rescinded.

3.7  Financial Statements.

(a) the Live Earth Parties have furnished to the WCA Parties the selected internal unaudited financial statements (balance sheet and statement of operations) of the Live Earth Companies as, at and for the fiscal years ended December 31, 2004, December 31, 2005, December 31, 2006 and December 31, 2007 (collectively, the “Unaudited Financial Statements”) and the audited financial statements (balance sheet, statement of operations and statement of cash flows) of the Live Earth Companies as, at and for the fiscal year ended December 31, 2008 (the “Live Earth Financial Statements”).

(b) the Live Earth Parties have furnished to the WCA Parties the internal monthly unaudited financial statements (balance sheet, statement of operations and statement of cash flows) of the Live Earth Companies as, at and for the ten month period ended October 31, 2009 (the “Interim Live Earth Financial Statements”).

(c) the Live Earth Financial Statements and the Interim Live Earth Financial Statements, collectively, in all material respects fairly set forth the financial condition and operating results of the Live Earth Companies as of the dates indicated, and the results of its operations as of the dates and for the periods indicated, and are in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto or in Sections 3.7(a) and 3.7(b) of the Live Earth Disclosure Schedule and except that unaudited financial statements may not contain all footnotes required by GAAP. Since January 1, 2008, the Live Earth Companies have maintained a standard system of accounting established in accordance with GAAP. Since January 1, 2008 and to the Knowledge of the Live Earth Parties, there are no significant deficiencies or material weaknesses in the internal controls over financial reporting of the Live Earth Companies.

(d) To the Knowledge of the Live Earth Parties and except as set forth on Section 3.7(d) of the Live Earth Disclosure Schedule , the Unaudited Financial Statements in all material respects fairly set forth the financial condition and operating results of the Live Earth Companies as of the dates indicated, and the results of its operations as of the days and for the periods indicated.

3.8  Liabilities and Obligations.  Except as set forth in the balance sheet of the Live Earth Parties as of October 31, 2009 (the “Latest Balance Sheet Date”) or as set forth in Section 3.8 of the Live Earth Disclosure Schedule, the Live Earth Parties do not have any liabilities of any kind, character and description, whether accrued, obsolete, secured or unsecured, contingent or otherwise, except (i) to the extent clearly and accurately reflected and accrued for or fully reserved against in the Interim Live Earth Financial Statements, (ii) for liabilities and obligations which have arisen after the Latest Balance Sheet Date in the ordinary course of business consistent with past custom and practice or (iii) liabilities that would not reasonably be expected to have a Material Adverse Effect on the Live Earth Parties.

3.9  Approvals.  Except as set forth on Section 3.9 of the Live Earth Disclosure Schedule, no authorization, consent or approval of, or registration or filing with, any Governmental or Regulatory Authority or any other Person is or was required to be obtained or made by the Live Earth Parties or any Live Earth Company in connection with the execution, delivery or performance of this Agreement or any of the Transaction Documents.

3.10  Accounts and Notes Receivable.  Set forth on Section 3.10 of the Live Earth Disclosure Schedule is an accurate list of the Live Earth Companies’ accounts and notes receivable as of the date hereof, including receivables from and advances to their respective employees and to any other Live Earth Party or an Affiliate thereof, an aging of all such accounts and notes receivable showing amounts due in 30-day aging categories for each Live Earth Company and a list of all names, account numbers and amounts for such accounts and receivables. To the Knowledge of the Live Earth Parties, such accounts and notes of the Live Earth Companies are collectible in the amounts shown on Section 3.10 of the Live Earth Disclosure Schedule, except as fully reserved for in the Interim Live Earth Financial Statements. On the Closing Date, the Live Earth Parties will deliver an update to Section 3.10 of the Live Earth Disclosure Schedule which shall be an accurate list of the Live Earth Companies’ accounts and notes receivable as of the Closing Date.

3.11  Permits and Intangibles.

(a) To the Knowledge of the Live Earth Parties, the Live Earth Parties hold all certificates of need, permits, titles (including motor vehicle titles and current registrations), fuel permits, Licenses, orders, approvals, franchises and certificates (“Permits”) (other than those relating to environmental matters, which are exclusively covered in Section 3.27) as are adequate for the operation of the Live Earth Companies, as presently constituted other than would not reasonably be expected to have a Material Adverse Effect on the Live Earth Parties and no Live Earth Party has received notice of violation of such Permits.

(b) The Live Earth Parties have delivered to the WCA Parties a description and copies as of the date of this Agreement, of all of the Live Earth Companies’ material reports, notifications, pending permit applications and engineering studies filed or submitted or required to be filed or submitted to governmental agencies, any other governmental approvals or applications for approval and of all material notifications from such governmental agencies with respect to the Permits, in each case with respect to such items that have been received or obtained by the Live Earth Parties since January 1, 2008 or which are otherwise in the possession of the Live Earth Parties.

3.12  Personal Property and Leases.  Section 3.12 of the Live Earth Disclosure Schedule sets forth an accurate list and a complete description as of the date hereof of all of the personal property and leases for equipment used by the Live Earth Companies in excess of $5,000 per annum. All assets used by the Live Earth Companies are either owned by a Live Earth Company or leased as indicated on Section 3.12 of the Live Earth Disclosure Schedule. Except as described on Section 3.12 of the Live Earth Disclosure Schedule or for Permitted Liens, there are no Liens or encumbrances on any personal property or assets owned by any Live Earth Company. On the Closing Date, the Live Earth Parties may deliver an update to Section 3.12 of the Live Earth Disclosure Schedule which shall be an accurate list and a complete description as of the Closing Date of all of the personal property and leases for equipment used by the Live Earth Companies in excess of $5,000 per annum.

3.13  Customers; Contracts and Commitments.

(a) Section 3.13(a) of the Live Earth Disclosure sets forth the names and addresses of all of the customers of the Live Earth Companies as of the date hereof. To the Knowledge of the Live Earth Parties, the consummation of the transactions contemplated by this Agreement will not have an Material Adverse Effect on the business relationship of the Live Earth Companies with any customer and the Live Earth Parties have received no notice to such effect.

(b) Section 3.13(b) of the Live Earth Disclosure Schedule sets forth a true and complete list of the following Live Earth Companies’ contracts, agreements and other instruments and arrangements (i) by which any Live Earth Company is bound or (ii) to which any Live Earth Company is a party (the “Contracts”):

(i) arrangements relating to providing solid waste collection, transportation or disposal services to any Person or entity in excess of $50,000;

(ii) Licenses, Permits and other material arrangements concerning or relating to real estate;

(iii) employment, consulting, collective bargaining or other similar arrangements relating to or for the benefit of current agents and independent contractors or consultants;

(iv) agreements and instruments relating to the borrowing of money or obtaining of or extension of credit;

(v) brokerage or finder’s agreements;

(vi) contracts involving a sharing of profits or expenses;

(vii) acquisition or divestiture agreements;

(viii) service or operating agreements, manufacturer’s representative agreements or distributorship agreements in excess of $12,000;

(ix) arrangements limiting or restraining any Live Earth Company from engaging or competing in any lines of business or with any Person;

(x) leases for personal property requiring aggregate annual payments in excess of $12,000;

(xi) any arrangement with any labor union;

(xii) any settlement or similar agreement with continuing financial or compliance obligations to any Live Earth Company; and

(xiii) any other agreements or arrangements that are material to the operation of the Live Earth Companies.

3.14  Real Property.  Except as set forth on Section 3.14 of the Live Earth Disclosure Schedule:

(a) the Live Earth Companies own good and marketable title to their respective real property described on Section 3.14 of the Live Earth Disclosure Schedule (respectively, each “Live Earth Company’s Real Property”), free and clear of any Lien, other than the Permitted Liens, and no Person has an option to purchase all or any portion of such real property; provided that promptly following the delivery by the Title Insurer of the commitment for title insurance referred to in Section 5.22, the Live Earth Parties may update Section 3.14 of the Live Earth Disclosure Schedule to reflect the information regarding the Live Earth Company’s Real Property received from the Title Insurer;

(b) No Live Earth Company’s Real Property is subject to any pending to the Knowledge of the Live Earth Parties or threatened, condemnation Proceedings against all or part thereof;

(c) To the Knowledge of the Live Earth Parties, no Live Earth Company has ever granted any Person or entity a lease, sublease, license, concession, or other right, written or oral, to use or occupy such Live Earth Company’s Real Property, nor has any Live Earth Company ever entered into an option, right of first refusal, or other agreement that would permit any Person to purchase all or part of such Live Earth Company’s Real Property;

(d) No Live Earth Company has ever owned, occupied, or conducted operations on any lands, other than that respective Live Earth Company’s Real Property; and

(e) No Live Earth Company has ever entered into an option, right of first refusal or other agreement that would permit or obligate such Live Earth Company to purchase any real property.

3.15  Insurance.  Set forth on Section 3.15 of the Live Earth Disclosure Schedule is a list of all policies covering general liability, excess liability, product liability, auto liability, foreign liability, all-risk property or environmental liability of the Live Earth Companies, as well as an accurate list of: (a) all of their respective insurance loss runs and worker’s compensation claims received since January 1, 2008; (b) all open claims; and (c) to the Knowledge of the Live Earth Parties, all circumstances reasonably likely to result in a claim. All such policies are currently in full force and effect and shall remain in full force and effect through the Closing Date. Except as set forth on Section 3.15 of the Live Earth Disclosure Schedule, no insurance policy of any Live Earth Company has ever been canceled, and no Live Earth Company has ever been denied insurance coverage.

3.16  Employment Matters.  Section 3.16 of the Live Earth Disclosure Schedule contains a list of all employees engaged to perform services for the Live Earth Companies (the “Live Earth Company Employees”). Prior to the Closing Date, the Live Earth Parties have delivered to the WCA Parties a schedule setting forth the annual compensation, hourly wages, daily rate of pay, sick pay and other benefits for all Live Earth Company Employees. The Live Earth Companies have paid in full to all of their respective employees all wages, salaries, commissions on jobs finished, bonuses and other direct compensation due and payable as of the date hereof for all services performed (including accrued vacation) as of the date hereof and all amounts required to be reimbursed to the Live Earth Company Employees. The Live Earth Companies are in material compliance with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours.

3.17  Parachute Provisions.  Set forth on Section 3.17 of the Live Earth Disclosure Schedule is a list of any and all of the Live Earth Companies’ employment agreements and any other agreements containing “parachute” provisions, and deferred compensation agreements (which shall be considered to be Retained Liabilities), together with copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the date hereof.

3.18  Benefit Plans; ERISA Compliance.

(a) Section 3.18(a) of the Live Earth Disclosure Schedule contains a list of each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (sometimes referred to in this Agreement as “Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) (sometimes referred to in this Section 3.18 as “Welfare Plans”) or any other Benefit Plans, as defined below maintained by any Live Earth Company with respect to the Live Earth Company Employees.

(b) No Live Earth Company maintains any Pension Plan or Benefit Plan intended to be a tax qualified plan described Section 401(a) of the Code, and no such plan is or has been subject to the minimum funding rules of Code Section 412 or ERISA Section 302, or the plan termination insurance provisions of Title IV of ERISA.

(c) There are no voluntary employee benefit associations maintained by any Live Earth Company and intended to be exempt from federal income tax under Section 501(c)(9) of the Code.

(d) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will give rise to, or trigger, any change of control, severance or other similar provisions in any Pension Plan, Welfare Plan or Benefit Plan that will obligate the Live Earth Companies to make such payment. The consummation of any transaction contemplated by this Agreement will not result in any: (i) payment (whether of severance pay or otherwise) becoming due from the Live Earth Companies to any of their respective officers, employees, former employees or directors or to the trustee under any “rabbi trust” or similar arrangement; (ii) benefit under any Benefit Plan applicable to the Live Earth Companies being established or becoming accelerated, vested or payable; or (iii) payment or series of payments by any Live Earth Company, directly or indirectly, to any Person that would constitute a “parachute payment” within the meaning of Section 280G of the Code (other than as set forth under Section 3.17 of the Live Earth Disclosure Schedule).

(e) No Live Earth Company provides any material post-retirement medical, health, disability or death protection coverage or contribute to or maintain any employee welfare benefit plan which provides for medical, health, disability or death benefit coverage following termination of employment by any officer, director or employee except as is required by Section 4980B(f) of the Code or other applicable statute, nor has any Live Earth Company made any representations, agreements, covenants or commitments to provide that coverage.

(f) With respect to any Welfare Plan applicable to the Live Earth Companies, (i) each such Welfare Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with any applicable requirements of Part 6 of Title I of ERISA and Section 4980B(f) of the Code and (ii) each such Welfare Plan (including any such plan covering retirees or other former employees) may be amended or terminated with respect to health benefits without material liability to any Live Earth Company on or at any time after the Closing Date.

(g) All contributions by any Live Earth Company required by law or by a collective bargaining or other agreement to be made under any Pension Plan, Welfare Plan or Benefit Plan with respect to all periods through the Closing Date, including a pro rata share of contributions due for the current plan year, will have been made by such date.

(h) No Live Earth Company has, nor will any Live Earth Company have, any liability or obligation for taxes, penalties, contributions, losses, claims, damages, judgments, settlement costs, expenses, costs, or any other liability or liabilities of any nature whatsoever arising out of or in any manner relating to any Pension Plan, Welfare Plan or Benefit Plan (including but not limited to employee benefit plans such as foreign plans which are not subject to ERISA), that has been, or is, contributed to by any entity, whether or not incorporated, which is deemed to be under common control (as defined in Section 414 of the Code), with any such Live Earth Company.

3.19  Conformity with Law.  Except as set forth on Section 3.19 of the Live Earth Disclosure Schedule:

(a) Each Live Earth Company has complied in all material respects with, and no Live Earth Company is in material default under, any ruling, directive, order, award, judgment or decree of any Governmental or Regulatory Authority except where such failure would not be reasonably expected to have a Material Adverse Effect on the Live Earth Parties.

(b) There are no Proceedings pending or, to the Knowledge of the Live Earth Parties, threatened, against or affecting any Live Earth Company, at law or in equity, or before or by any Governmental or Regulatory Authority and no notice of any Proceeding, pending or, to the Knowledge of the Live Earth Parties, threatened, has been received by any Live Earth Company that would reasonably be expected to have a Material Adverse Effect on such Live Earth Company.

(c) Since January 1, 2008, the Live Earth Companies have conducted and are conducting their respective operations in material compliance with the Law, and no Live Earth Company has received any notification of any asserted present or past unremedied failure by it to comply with any Law, in either case that would reasonably be expected to have a Material Adverse Effect on such Live Earth Company.

3.20  Taxes.

(a) Each Live Earth Company has timely filed all federal and other material Tax Returns that it was required to file for all taxable periods in all jurisdictions in which each Live Earth Company has established a taxable presence beginning after December 31, 2007, and ending on or before the Closing Date, and has paid all material Taxes. Except as set forth on Section 3.20 of the Disclosure Schedule, none of the Live Earth Companies has waived any statute of limitations in respect of Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency for any taxable period beginning after December 31, 2007. None of the Tax Returns for any Live Earth Company for any taxable period beginning after December 31, 2007 is currently the subject of audit by a Taxing authority.

(b) None of the Live Earth Companies is a party to any Tax allocation or sharing agreement. None of the Live Earth Companies has been a member of an affiliated group filing a consolidated federal Tax Return for any Taxable period beginning after December 31, 2007 and, except as set forth on Section 3.20 of the Live Earth Disclosure Schedule, no Live Earth Company has received written notice of any claim, whether pending or threatened, for Taxes for any taxable period beginning after December 31, 2007; there are no requests for rulings in respect of any Taxable period beginning after December 31, 2007 pending by any Live Earth Company with any Tax Authority; except as set forth on Section 3.20 of the Live Earth Disclosure Schedule, no material penalty or deficiency in respect of any Taxes which has been assessed against any Live Earth Company for any taxable period beginning after December 31, 2007 remains unpaid.

(c) (i) No Live Earth Company is a subchapter S corporation within the meaning of Sections 1361 and 1362 of the Internal Revenue Code of 1986, as amended (“Code”), (ii) Live Earth Company is, or owns any equity interests in, any “qualified subchapter S subsidiary” within the meaning of Sections 1361(b)(3)(B) and 1362 of the Code, (iii) to the Knowledge of the Live Earth Parties, since January 1, 2008, each of SF, Live Earth Funding, LLC and NA are and always have been disregarded entities for U.S. federal income tax purposes, and (iv) to the Knowledge of the Live Earth Parties, since January 1, 2008, both CC and BR are and always have been partnerships for U.S. federal income tax purposes.

(d) To the Knowledge of the Live Earth Parties, there are no Liens on any of the assets of any Live Earth Company that arose in connection with any failure (or alleged failure) to pay any Tax. Further, to the Knowledge of the Live Earth Parties, all of the assets of the Live Earth Companies and the Transferred Assets have been properly listed and described on the property tax rolls for all periods prior to and including the Closing Date, and no portion of the assets of the Live Earth Companies or the Transferred Assets constitute omitted property for property tax purposes.

3.21  Completeness; No Defaults.  Except as set forth on Section 3.21 of the Live Earth Disclosure Schedule, Live Earth has made available to the WCA Parties true, correct and complete copies of: (a) the operating agreements, as amended, and record and minute books of each Live Earth Company with respect to matters occurring on or after January 1, 2008 and (b) each lease, instrument, agreement, license, permit, certificate or other document that are included on Section 3.12, Section 3.13 and Section 3.14 of the Live Earth Disclosure Schedule (collectively, the “Delivered Documents”). No Live Earth Party hereto is in material default under any of the Delivered Documents.

3.22  Government Contracts.  Except as set forth on Section 3.22 of the Live Earth Disclosure Schedule, no Live Earth Company is now, and since January 1, 2008, has not been, a party to any governmental contract subject to price redetermination or renegotiation.

3.23  Absence of Changes.  Except as set forth in Section 3.23 of the Live Earth Disclosure Schedule, since September 30, 2009 there has not been:

(a) any event having a Material Adverse Effect on the financial condition, assets, liabilities (contingent or otherwise), income or business of any Live Earth Company;

(b) any damage, destruction or loss (whether or not covered by insurance), change in zoning, or change in any law, rule, regulation, ordinance, or permit condition, materially adversely affecting the properties or business of any Live Earth Company or any Transferred Asset with a value in excess of $20,000;

(c) any change in the authorized or outstanding limited liability company interests of any Live Earth Company or any grant of any options, warrants, calls, conversion rights or commitments;

(d) any declaration or payment of any dividend or distribution in respect of the limited liability company interests or any direct or indirect redemption, purchase or other acquisition of any of the limited liability company interests of any Live Earth Company;

(e) any bonus or any increase in the compensation, sales commissions, fringe benefits or fee arrangement payable or to become payable by any Live Earth Company to any of its officers, directors, employees, consultants or agents or any change in the method by which sales commissions are calculated and paid;

(f) any work interruptions, labor grievances or claims filed or, to the Knowledge of the Live Earth Parties, any proposed law or regulation or any event or condition of any character, that could reasonably be expected to have a Material Adverse Effect on the business or future prospects of the Live Earth Companies;

(g) any sale or transfer, or any agreement to sell or transfer, other than in the ordinary course, any assets, property or rights of any Live Earth Company to any Person;

(h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to any Live Earth Company;

(i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in the assets, property or rights of any Live Earth Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

(j) any purchase or acquisition, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets of any Live Earth Company;

(k) any waiver of any material rights or claims of any Live Earth Company;

(l) any breach, amendment, termination, notice of non-renewal or material changes in the terms and conditions of any material contract, agreement, license, permit or other right to which any Live Earth Company is a party that would reasonably be expected to have a Material Adverse Effect on any Live Earth Company; or

(m) any transaction by any Live Earth Company outside the ordinary course of its business.

3.24  Deposit Accounts; Powers of Attorney.

(a) Set forth on Section 3.24(a) of the Live Earth Disclosure Schedule is a list, as of the date of this Agreement, of: (i) the name of each financial institution in which each such Live Earth Company has accounts or safe deposit boxes; (ii) the names in which such accounts or boxes are held; and (iii) the type of accounts.

(b) No Person holds a general or special power of attorney from any Live Earth Company or any of its subsidiaries.

(c) Set forth on Section 3.24(c) of the Live Earth Disclosure Schedule is a list of all financial assurance instruments issued by or on behalf of each Live Earth Company, including the names of the surety, the obligee and the obligor for each such instrument, the penal sum for each such instrument, the purpose of such instrument, and the termination or renewal date of each such instrument.

3.25  Proprietary Rights.  Except as set forth on Section 3.25 of the Live Earth Disclosure Schedule, no Live Earth Company owns or has any right or interest in any registered trademarks, trade names, patents, patent applications or registered copyrights (“Intellectual Property”) or any license or assignment with respect thereto. No Live Earth Company has granted to any third party a License or other authorization to use any Intellectual Property of such Live Earth Company (except to any other one or more of the Live Earth Companies), except as set forth on Section 3.25 of the Live Earth Disclosure Schedule and no third party owns any ownership interest in or holds any claim, Lien or other encumbrance, on any Live Earth Company’s Intellectual Property. No Live Earth Party has received any notification that any Live Earth Company has infringed upon or is infringing upon, or has engaged in or is engaging in any unauthorized use or misappropriation of, any Intellectual Property owned by or belonging to any other Person that would reasonably be expected to have a Material Adverse Effect on such Live Earth Company; and there is no pending or, to the Knowledge of the Live Earth Parties, threatened claim, and no basis for the assertion of any valid claim, against any Live Earth Company with respect to any such infringement, unauthorized use or misappropriation. Except for software used in connection with the operation of the Live Earth Companies, no Live Earth Company has entered into any licensing agreements to use the Intellectual Property of third parties, and no Live Earth Company owes to any third parties royalties for the use of Intellectual Property.

3.26  Relations with Governments.  Since January 1, 2008, no Live Earth Company nor to the Knowledge of the Live Earth Parties, any shareholder, member, manager, director, officer, agent, employee or other person acting on behalf of any Live Earth Company, has used any funds of any Live Earth Company for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign government officials or others. Each Live Earth Company has adequate financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures. To the Knowledge of the Live Earth Parties, no Live Earth Company or any partner, shareholder, member, manager, director, officer, agent, employee or other person acting on behalf of any Live Earth Company, has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. To the Knowledge of the Live Earth Parties, the Live Earth Companies have at all times complied, and are in compliance, in all material respects, with the Foreign Corrupt Practices Act and in all material respects with all foreign laws and regulations relating to prevention of corrupt practices.

3.27  Environmental Matters.  The Live Earth Companies and the Live Earth Parties have delivered to the WCA Parties all of the material correspondence, agreements, notices or other documents related to the items set forth on Section 3.27 of the Live Earth Disclosure Schedule.

Except as set forth in Section 3.27 of the Live Earth Disclosure Schedule:

(a) the Live Earth Companies and all property (whether real or personal) which is or was formerly leased, used, operated, owned or managed in whole or in part in any manner by any Live Earth Company or any of its organizational predecessors (individually, any “Business Facility”, and collectively, the “Business Facilities”) and all operations of the Live Earth Companies and their respective Business Facilities, to the Knowledge of the Live Earth Parties, are in material compliance and have, to the Knowledge of the Live Earth Parties, been in material compliance with all applicable Environmental Laws;

(b) each Live Earth Company and its Business Facilities has obtained and is in material compliance with all material permits, Licenses, registrations, approvals and other authorizations (including all applications for all of the foregoing) required under any Environmental Law for the business of such Live Earth Company as currently conducted (collectively, “Environmental Permits”), and Section 3.27(b) of the Live Earth Disclosure Schedule contains an accurate and complete listing of all of the Business Facilities and all of the material Environmental Permits of each Live Earth Company;

(c) there is no present, or to the Knowledge of the Live Earth Parties, past event, condition or circumstance that may reasonably be expected to interfere with the conduct of any Live Earth Company’s business in the manner now conducted relating to such Live Earth Company’s compliance with Environmental Laws or which constitutes a material violation thereof, or which could reasonably be expected to have a Material Adverse Effect upon the Live Earth Parties;

(d) during the term of each Live Earth Company’s ownership of or control of its Business Facilities (the “Ownership Term”), each Live Earth Company and its respective Business Facilities, and any operations thereon, have not been and are not currently subject to an Environmental Claim;

(e) there are no Environmental Claims or investigations pending or, to the Knowledge of the Live Earth Parties, threatened, involving the release or threat of release of any Polluting Substances from or on (i) any Business Facility of any Live Earth Company, or (ii) any other property where Polluting Substances generated by any Live Earth Company or originating from any Business Facility of any Live Earth Company have been recycled, stored, treated, released or disposed, or (iii) any property to which Polluting Substances were transported by any Live Earth Company or (iv) any property on which any Live Earth Company performs or performed Remediation;

(f) to the Knowledge of the Live Earth Parties, there are no Polluting Substances on any Business Facility of any Live Earth Company in an amount or concentration which would require reporting to any governmental authority or Remediation to comply with the requirements of Environmental Laws and which have not been so reported;

(g) to the Knowledge of the Live Earth Parties, no Live Earth Company has undertaken Remediation or other decontamination or cleanup of any facility or site or entered into any agreement or extended any offer for the payment of costs associated with such activity;

(h) to the Knowledge of the Live Earth Parties, each Live Earth Company has filed all material notices, notifications, financial assurance, applications and all similar documents which are required to be obtained or filed for the operation of its business or the use or operation of any of its Business Facilities and has not received any notification that such filings are incomplete or insufficient;

(i) to the Knowledge of the Live Earth Parties, there are no Environmental Claims for which any Live Earth Company has failed to notify its insurers within contractually required notice periods or for which insurers have denied coverage or reserved their rights to deny coverage;

(j) to the Knowledge of the Live Earth Parties, there are no false or misleading statements in any current or prior Environmental Permit relating to any Live Earth Company or any of its Business Facilities;

(k) except as set forth on Section 3.27(k) of the Live Earth Disclosure Schedule, the transactions contemplated by this Agreement will not require the amendment or transfer of any of the Environmental Permits;

(l) no Live Earth Company is now, and to the Knowledge of the Live Earth Parties, no Live Earth Company is reasonably expected to be in the future (based solely upon the Environmental Laws as they exist on the Closing Date), as a result of the operation or condition of any Business Facility of any Live Earth Company or the businesses thereon as conducted since January 1, 2008 or at Closing, subject to any: (i) contingent liability in connection with any release or threatened release of Polluting Substances into the environment other than the normal or routine disposal of solid waste, whether on or off the Properties or any Business Facility of any Live Earth Company; (ii) reclamation, decontamination or Remediation requirements under Environmental Laws, or any reporting requirements related thereto, except for ordinary closure requirements under Environmental Laws; or (iii) consent order, compliance order or administrative order relating to or issued under any Environmental Law;

(m) except as set forth on Section 3.27(m) of the Live Earth Disclosure Schedule, there are no obligations, undertakings or liabilities arising out of or relating to Environmental Laws which any Live Earth Company has agreed to, assumed or retained, by contract or otherwise, except as required by Environmental Law or referenced in the Environmental Permits; and

(n) to the Knowledge of the Live Earth Parties, there are no, nor have there ever been any, storage tanks on or under any Business Facility of any Live Earth Company, and all Business Facilities of the Live Earth Companies containing such tanks during the Ownership Term has been remediated in compliance with all Environmental Laws.

3.28  No Broker’s or Finder’s Fees.  No agent, broker, investment banker, person or firm has acted directly or indirectly on behalf of the Live Earth Parties or any Live Earth Company in connection with this Agreement or the transactions contemplated herein who will be entitled to any broker’s or finder’s fee or any other commission or similar fee or expense, directly or indirectly, in connection with this Agreement or the transactions contemplated herein.

3.29  Litigation.  Except as set forth in Section 3.29 of the Live Earth Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of the Live Earth Parties, threatened against any Live Earth Company, or challenging the validity or propriety of the transactions contemplated by this Agreement or any Environmental Permit or other permit or governmental authorization; to the Knowledge of the Live Earth Parties, there is no basis or ground for any such Proceedings; and there is no outstanding order, writ, injunction or decree of any court, administrative agency, governmental body or arbitration tribunal against any Live Earth Company or the Live Earth Parties or their respective assets, which relates to or could have a Material Adverse Effect on any Live Earth Company. Set forth on Section 3.29 of the Live Earth Disclosure Schedule are all Proceedings known to the Live Earth Parties or that have commenced since January 1, 2008 to which any Live Earth Company was a party, or which, to the Knowledge of the Live Earth Parties, were threatened against any Live Earth Company, or which relate in any manner to the assets of any Live Earth Company.

3.30  Proxy Statement; Disclosure.  To the Knowledge of the Live Earth Parties, the representations and warranties contained in this Agreement and the Live Earth Disclosure Schedule do not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein and therein not misleading. Except as set forth on Section 3.30 of the Live Earth Disclosure Schedule, the information with respect to the Live Earth Parties that the Live Earth Parties furnish in writing to WCA Parent for use in the Proxy Statement (defined below), and any amendments or supplements thereto, when filed by WCA Parent with the Securities and Exchange Commission (“SEC”), or when distributed or otherwise disseminated to WCA Parent’s stockholders, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.  Representations and Warranties of the WCA Parties.  Prior to or upon the execution of this Agreement, the WCA Parties have delivered to Live Earth a schedule (the “WCA Parties’ Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in any provision hereof or as an exception to one or more representations or warranties contained in Article 4. The inclusion of any information in the WCA Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the WCA Parties, has resulted in or would result in a Material Adverse Effect, or is outside the ordinary course of business.

The WCA Parties make the following representations and warranties jointly and severally, and represent and warrant that all of the following representations and warranties are true as of the date of this Agreement and shall be true on the Closing Date:

4.1  Organization; Standing and Power.  The WCA Parties are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and have all requisite power and authority to own, operate and lease its properties and to carry on its business in the places and in the manner as now being conducted. The WCA Subs are limited liability companies duly organized, validly existing and in good standing under the laws of its state of organization and have all requisite power and authority to own, operate and lease its properties and to carry on its business in the places and in the manner as now being conducted.

4.2  Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the WCA Parent consists of 50,000,000 shares common stock and 8,000,000 shares of preferred stock. No other capital stock is authorized. As of December 8, 2009, there were 16,497,686 shares of WCA Parent common stock and 869,770 shares of WCA Parent preferred stock outstanding, and 1,073,957 shares of WCA common stock and no shares of WCA Parent preferred stock held in WCA Parent’s treasury. As of the date of this Agreement, no shares of WCA Parent common stock were reserved for issuance, except that 10,000,661 shares of WCA Parent common stock were reserved for issuance upon the conversion of WCA Parent preferred stock and the exercise of long-term stock awards, stock options and other equity-type rewards pursuant to the Third Amended and Restated 2004 WCA Waste Corporation Incentive Plan, effective as of June 1, 2005 (the “WCA Parent Stock Plan”). All of the issued and outstanding shares of WCA Parent common stock and preferred stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the equity awards and WCA Parent preferred stock set forth above, the WCA Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of WCA Parent common stock or any other equity securities of WCA Parent or any securities representing the right to purchase or otherwise receive any shares of WCA Parent common stock or preferred stock.

(b) Section 4.2(b) of the WCA Parties’ Disclosure Schedule attached hereto sets forth a true and correct list of all of WCA Parent’s Subsidiaries as of the date of this Agreement. WCA parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the subsidiaries of the WCA Parent, free and clear of all Liens other than Permitted Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the WCA Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such subsidiary.

4.3  Authorization, Validity and Effect of Agreements; Non-contravention.

(a) This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of the WCA Parties enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency or other similar laws relating to creditor’s rights generally and (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) The execution and delivery of this Agreement by the WCA Parties does not, and the consummation of the transactions contemplated hereby by the WCA Parties will not except as set forth on Section 4.3(b) of the WCA Parties’ Disclosure Schedule, (i) require the consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any third party; (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any Lien upon any part of the property of the WCA Parties pursuant to any provision of any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which any the WCA Parties is a party or by which it is bound; or (iii) violate or conflict with any provision of the respective Certificates of Incorporation or Bylaws, each as amended to the date hereof and as applicable, of the WCA Parties.

4.4  SEC Reports; Financial Statements.

(a) Since January 1, 2007, WCA Parent has filed all reports, schedules, forms, statements and other documents required to be filed by WCA Parent under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. Except to the extent corrected by subsequent SEC Reports or amendments to a prior SEC Report, as of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of WCA Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(b) WCA Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by WCA Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of WCA Parent’s filings with the SEC and other public disclosure documents.

The WCA Parties maintain internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). WCA Parent has completed an evaluation of the effectiveness of its internal control over financial reporting in compliance with Section 404 of the Sarbanes Oxley Act for the year ended December 31, 2008, and such evaluation concluded that such controls were effective. WCA Parent has disclosed and identified, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, for WCA Parent’s auditors and the audit committee of WCA Parent’s board of directors (i) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect WCA Parent’s ability to record, process, summarize and report financial information, (ii) any material weaknesses in internal control over financial reporting and (iii) any fraud, whether or not material, that involves management or other employees who have a significant role in WCA Parent’s or its subsidiaries’ internal control over financial reporting.

(c) Since the date of the latest unaudited financial statements included within the SEC Reports, there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect with respect to WCA Parent. Since September 30, 2009, the WCA Parties each (i) has been operated in all material respects in the ordinary course of business and (ii) has not made any material changes in its respective capital or corporate structures.

4.5  Litigation.  Except as set forth in the SEC Reports, there are no Proceedings pending or, to the Knowledge of the WCA Parties, threatened against any WCA Party, or challenging the validity or propriety of the transactions contemplated by this Agreement; to the Knowledge of the WCA Parties and the Live Earth Parties, there is no basis or ground for any such Proceedings; and there is no outstanding order, writ, injunction or decree of any court, administrative agency, governmental body or arbitration tribunal against any WCA Party or their respective agents, which relates to or would reasonably be expected to have a Material Adverse Effect on any WCA Party.

4.6  Insurance.  The WCA Parties are presently insured, and since January 1, 2007, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Except as would not reasonably be expected to have a Material Adverse Effect on the WCA Parties, all of the insurance policies and bonds maintained by the WCA Parties outside the ordinary course of its business are in full force and effect, the WCA Parties are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

4.7  Conformity with Law.

(a) Except as set forth in the SEC Reports, there are no Proceedings pending or, to the Knowledge of the WCA Parties, threatened against or affecting any WCA Party, at law or in equity, or before or by any Governmental or Regulatory Authority and no notice of any Proceeding, pending or, to the Knowledge of the WCA Parties, threatened, has been received by any WCA Party that would reasonably be expected to have a Material Adverse Effect on such WCA Party.

(b) Except as set forth in the SEC Reports, the WCA Parties have conducted and are conducting their respective operations in material compliance with the Law, and to the Knowledge of the WCA Parties, no WCA Party has received any notification of any asserted present or past unremedied failure by it to comply with any Law that would reasonably be expected to have a Material Adverse Effect on such WCA Party.

4.8  Relations with Governments.  No WCA Party nor to the Knowledge of the WCA Parties, any shareholder, member, manager, director, officer, agent, employee or other person acting on behalf of any WCA Party, has used any funds of any WCA Party for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign government officials or others. Each WCA Party has adequate financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures. To the Knowledge of the WCA Parties, no WCA Party, partner, shareholder, member, manager, director, officer, agent, employee or other person acting on behalf of any WCA Party, has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. To the Knowledge of the WCA Parties, the WCA Parties have at all times complied, and are in compliance, in all material respects, with the Foreign Corrupt Practices Act and in all material respects with all foreign laws and regulations relating to prevention of corrupt practices.

4.9  Contracts and Commitments.

(a) Except for this Agreement, no WCA Party is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) which (i) is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date hereof that has not been filed or incorporated by reference in the SEC Reports or (ii) which materially restricts the conduct of any line of business by the WCA Parties. Each contract, arrangement, commitment or understanding of the type described in this Section 4.9 is referred to herein as a “WCA Contract.”

(b) Each WCA Contract is a valid and binding obligation of the each such WCA Party which is a party thereto and, to the Knowledge of the WCA Parties, of each other party thereto, is in full force and effect, except where such failure to be in full force and effect would not have or be reasonably likely to have a Material Adverse Effect on the WCA Parties. The WCA Parties have performed all obligations required to be performed by them to date under each WCA Contract, except where such nonperformance, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect. No event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of the WCA Parties any such WCA Contract, except where such default, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect. To the Knowledge of the WCA Parties, no other party to any WCA Contract is in default under the terms of any WCA Contract, except where such default, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect.

4.10  Absence of Certain Changes or Events.

(a) Except as disclosed in the SEC Reports filed prior to the date hereof, since September 30, 2009, no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on the WCA Parties.

(b) Since September 30, 2009:

(i) each WCA Party has been operated in all material respects in the ordinary course of business;

(ii) no WCA Party has made any material changes in its respective capital or corporate structures;

(iii) no Person (including the WCA Parties) has accelerated, terminated, modified or cancelled any material contract, agreement or other instrument or arrangements by which any WCA Party is bound or affected or to which any WCA Party is a party;

(iv) no WCA Party has permitted any material Lien or claim against any WCA Party’s assets outside the ordinary course of business and no event has occurred which would reasonably be expected to result in a material impairment to any significant asset of any WCA Party;

(v) no WCA Party has made any material investment in or loan to any other Person or incurred any material indebtedness to any other Person;

(vi) there are no Environmental Claims or investigations pending, or to the Knowledge of the WCA Parties, threatened, against any WCA Party that would reasonably be expected to be disclosed in any report filed by WCA Parent pursuant to the Exchange Act;

(vii) no WCA Party has received any written notice of any claim, whether threatened or pending, for any material Taxes or notice of any material penalty or deficiency in respect of any Taxes that has been assessed against any WCA Party and no other event has occurred that would be reasonably be expected to cause a material increase in the WCA Parties’ Tax reserves or effective Tax rate; and

(viii) each WCA employee benefit plan (as the term is defined in Section 3(3) of ERISA, and other arrangements or agreement providing benefits to any employee or former employee of WCA Parent, its Subsidiaries or any ERISA Affiliate (collectively, the “WCA Plans”) has been operated and administered in all material respects in accordance with its terms and applicable law, no WCA Party has received notice of any material claims, whether threatened or pending (other than routine claims for benefits) by, on behalf of or against any WCA Plans or trusts related thereto and no other event has occurred that would reasonably be expected to cause any WCA Party to record a material liability or impairment to the value of any assets held with respect to the WCA Plans.

4.11  Proxy Statement.  The Proxy Statement or any other document filed with any other regulatory agency in connection herewith, and any amendments or supplements thereto, when filed by WCA Parent with the SEC or any other Governmental or Regulatory Authority, or when distributed or otherwise disseminated to WCA Parent’s stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder and other applicable Laws will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.12  Required Vote.  No vote of the stockholders of the WCA Parent is required by law, WCA Parent’s certificate of incorporation or bylaws or otherwise to approve this Agreement and the transactions contemplated hereby other than the vote of stockholders of WCA Parent to approve the issuance of the Securities pursuant to the transactions contemplated by this Agreement as required by the rules of NASDAQ.

4.13  Financial Capability.  As of the Closing, WCA Parent will have sufficient funds to deliver the Cash Purchase Price as and when due, and to consummate the transactions contemplated by this Agreement.

4.14  Valid Issuance of the Securities.  The Securities, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will be free of restrictions on transfer and pre-emptive rights other than restrictions on transfer under this Agreement and under applicable state and federal securities laws. The Earn-Out Shares have been duly and validly reserved for issuance.

4.15  Offering.  The offer, sale and issuance of the Securities as contemplated by this Agreement are exempt from the registration or qualification requirements of the Securities Act, and any applicable state securities laws, and neither the WCA Parent nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

5.  Covenants of Both Parties

5.1  Live Earth Tax Covenants.

(a) For purposes of the taxable year in which the transaction contemplated by this Agreement shall close, the Live Earth Parties, at the Live Earth Parties’ sole cost and expense, shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Live Earth Companies for all periods ending on or prior to the Closing Date. The Live Earth Parties shall pay all Taxes attributable to the Live Earth Companies for the period prior to Closing in the normal course of the Live Earth Parties’ businesses.

(b) Each Live Earth Company that is a partnership for Tax purposes, including, but not limited to, CC and BR, shall make elections pursuant to Internal Revenue Code Section 754 in their final partnership Tax returns for the period ending on the Closing Date.

(c) Cooperation on Tax Matters.

(i) The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree (A) to retain all books and records with respect to Tax matters pertinent to each of the Live Earth Companies relating to any taxable period beginning before the Closing until the expiration of the statute of limitations (unless, prior to such expiration, the WCA Parties deliver a written notice to Live Earth requesting that such books and records be retained and specifying the additional retention period) of the respective taxable periods and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the WCA Parties or the Live Earth Parties, as the case may be, shall allow the other Party to take possession of such books and records.

(ii) The WCA Parties and the Live Earth Parties further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental or Regulatory Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

5.2  Regulatory and Other Approvals.  The WCA Parties will, as promptly as practicable, (i) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of the WCA Parties to consummate the transactions contemplated by this Agreement or the Transaction Documents, (ii) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as the Live Earth Parties or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (iii) cooperate with the Live Earth Parties in connection with the performance of its obligations under this Section 5.2. To the extent that any involvement from any Live Earth Party is needed, the Live Earth Parties agree to cooperate with and assist the WCA Parties in the performance of its obligations under this Section 5.2. The WCA Parties will provide prompt notification to Live Earth when any such consent, approval, action, filing or notice above is obtained, taken, made or given, as applicable, and will advise Live Earth of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Transaction Documents.

5.3  Interim Conduct of the Business.  Until Closing, the Live Earth Parties will conduct their businesses only in the ordinary and usual course consistent with past practice. Without limiting the generality of the foregoing, each Live Earth Party will use commercially reasonable efforts to:

(a) preserve intact its relationships with suppliers, customers, employees, creditors, and others having business dealings with the Live Earth Companies;

(b) maintain in full force and effect its existing policies of insurance which affect the Live Earth Companies;

(c) preserve, protect and maintain the Transferred Assets, ordinary wear and tear excepted;

(d) continue performance in the ordinary course of its obligations under the Contracts and other obligations; and

(e) take no action which would interfere with or prevent performance and consummation of this Agreement, including without limitation solicitation from any other Person, any inquiries or proposals related to the disposition of all or any portion of the Transferred Assets or the Live Earth Companies, or pursuing or engaging in discussions with respect thereto.

5.4  WCA Parent’s Approval of Certain Transactions.  Until Closing, with respect to the Transferred Assets and the operation of the Acquired Businesses, the Live Earth Parties shall not, without WCA Parent’s prior written consent, directly or indirectly:

(a) incur, commit to incur or permit to be incurred any debt or other obligation or liability, which increases the Assumed Liabilities or results in the creation of a Lien other than a Permitted Lien on any of the Transferred Assets or any asset of a Live Earth Company;

(b) sell, assign, transfer, license or otherwise dispose of any interest in any Transferred Asset or any asset of a Live Earth Company other than in the ordinary course of business;

(c) enter into any lease of real or personal property or any renewals thereof involving a rental obligation other than in the ordinary course of business;

(d) permit any Lien other than a Permitted Lien or claims against any Transferred Assets or any assets of a Live Earth Company;

(e) enter into any transaction, contract or commitment outside of the ordinary course of business, waive any right, cancel any debt or claim, or voluntarily suffer any extraordinary loss;

(f) make any capital expenditure or commitments for additions to property, plant or equipment constituting capital assets on behalf of the Live Earth Companies in an aggregate amount exceeding $100,000; or

(g) enter into any agreement to do or engage in any of the foregoing.

5.5  Stockholder Meeting.  WCA Parent shall establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “WCA Stockholder Meeting”) as promptly as practicable after the date hereof for the purpose of voting on the matters requiring Stockholder Approval (as defined below); provided, that (i) if WCA Parent is unable to obtain a quorum of its stockholders at such time, WCA Parent may adjourn or postpone the date of the Stockholder Meeting by no more than five business days and WCA Parent shall use commercially reasonable efforts during such five-business-day period to obtain such a quorum as soon as practicable, and (ii) WCA Parent may delay, adjourn or postpone the WCA Stockholder Meeting to the extent (and only to the extent) WCA Parent reasonably determines that such delay, adjournment or postponement is required by applicable Law to comply with any comments made by the SEC with respect to the Proxy Statement or otherwise. The board of directors of WCA Parent shall at all times prior to and during such meeting recommend approval by its stockholders and shall take all reasonable lawful action to solicit such approval by its stockholders; provided that nothing in this Agreement shall prevent the board of directors of WCA Parent from withholding, withdrawing, amending or modifying its recommendation if the board of directors of WCA Parent determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties to WCA Parent stockholders under applicable law

5.6  Proxy Statement.

(a) WCA will use its best efforts to prepare and file a preliminary proxy statement with the SEC with respect to the Stockholder Approval (defined below) (the “Proxy Statement”) no later than December 9, 2009.

(b) WCA Parent agrees to prepare and file the Proxy Statement with the SEC in connection with the issuance of the Securities under this Agreement. The Live Earth Parties shall prepare and furnish such information relating to it and its directors, officers and equity holders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and the Live Earth Parties, and its legal, financial and accounting advisors, shall have the right to review and approve (which approval shall not be unreasonably withheld or delayed) the Proxy Statement prior to its filing. The Live Earth Parties agree to cooperate with the WCA Parties and the WCA Parties’ a counsel and accountants in requesting and obtaining appropriate consents and letters from its independent auditor in connection with the Proxy Statement. WCA Parent, after consultation with Live Earth, will use all reasonable efforts to promptly respond to any comments made by the SEC with respect to the Proxy Statement. WCA Parent shall (i) provide Live Earth and its counsel with copies of any written comments, and advise Seller and its counsel of any oral comments, with respect to the Proxy Statement received from the SEC or its staff, (ii) provide Live Earth and its counsel a reasonable opportunity to review the WCA Parent’s proposed response to such comments, (iii) include in the WCA Parent’s written response to such comments any reasonable comments proposed by Live Earth and its counsel and (iv) provide Live Earth and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC. No amendment to the Proxy Statement or supplemental materials related thereto will be filed by WCA Parent without the approval of Live Earth (which approval shall not be unreasonably withheld, conditioned or delayed). The WCA Parties also agree to use their reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this

Agreement. After the SEC has confirmed that it will not review or has no further comments on the Proxy Statement, WCA Parent shall promptly mail the Proxy Statement to its stockholders.

(c) WCA Parent agrees that the Proxy Statement at the date(s) of mailing to WCA Parent’s stockholders and at the time of the WCA Stockholder Meeting, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Live Earth and WCA Parent further agree that if such Party shall become aware prior to the WCA Stockholder Meeting of any information furnished by such Party that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Parties thereof and to take the necessary steps to correct the Proxy Statement.

(d) WCA Parent agrees to advise Live Earth, promptly after WCA Parent receives notice thereof, of the time when the Proxy Statement or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of WCA Parent common shares for offering or sale in any jurisdiction, of the initiation or, to the extent WCA Parent is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement or for additional information.

5.7  NASDAQ Listing.  WCA Parent agrees to list, prior to the Closing, on NASDAQ the Securities to be issued hereunder.

5.8  Pre-Closing Access.  The Live Earth Parties agree that upon reasonable notice and subject to applicable Laws relating to the exchange of information, between the date of this Agreement and the Closing, the Live Earth Parties will permit representatives of the WCA Parties to have access at all reasonable times, and in a manner so as not to interfere unreasonably with the normal business operations of the Live Earth Companies, to the premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Transferred Assets and Live Earth Companies and to the Live Earth Company Employees. The WCA Parties agree that upon reasonable notice and subject to applicable Laws relating to the exchange of information, between the date of this Agreement and the Closing, the WCA Parties will permit representatives of the Live Earth Parties to have access at all reasonable times, and in a manner so as not to interfere unreasonably with the normal business operations of the WCA Parties to the properties, personnel, books, records (including Tax records and work papers of independent auditors), contracts, and documents relating to the WCA Parties that the Live Earth Parties may reasonably request.

5.9  Employee Matters.  Except as may be required by Law, the Live Earth Parties will refrain from directly or indirectly:

(a) making any material representation or promise, oral or written, to any Live Earth Company Employee concerning any Benefit Plan, except for statements as to the rights or accrued benefits of any Live Earth Company Employee under the terms of any Benefit Plan;

(b) making any increase in the salary, wages or other compensation of any Live Earth Company Employee by an amount of 2% or greater over the salary, wages or other compensation of such Live Earth Company Employee on the date hereof, except as set forth in Section 5.9 of the Live Earth Disclosure Schedule;

(c) adopting, entering into or becoming bound by any Benefit Plan, employment-related Contract or collective bargaining agreement with respect to the Acquired Businesses or any of the Live Earth Company Employees, or amending, modifying or terminating (partially or completely) any such Benefit Plan, employment-related Contract or collective bargaining agreement, except to the extent required by applicable Law; or

(d) establishing or modifying any (i) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan or any employment-related Contract or other compensation arrangement with or for Live Earth Company Employees or (ii) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan or any employment-related Contract or other compensation arrangement with or for Live Earth Company Employees.

Live Earth will administer each Benefit Plan, or cause the same to be so administered, in all material respects in accordance with the applicable provisions of the Code, ERISA and all other applicable Laws. Live Earth will promptly notify WCA Parent in writing of each receipt by the Live Earth Parties (and furnish WCA Parent with copies) of any notice of investigation or administrative proceeding by the IRS, Department of Labor, the Pension Benefit Guaranty Corporation or other Person involving any Benefit Plan.

5.10  Live Earth Business.  The WCA Parties agree that, prior to December 31, 2012, in the event of any transaction that results in a change in control of the Live Earth Companies they will cause any party who acquires the Live Earth Companies to assume the WCA Parties obligations under Section 2.2 and this Section 5.10. The WCA Parties agree that prior to December 31, 2012 they will prepare separate financial statements for the Live Earth Business sufficient for the Parties to determine the EBITDA calculations in accordance with Section 2.2. The WCA Parties agree that prior to December 31, 2012 they will continue to operate the Live Earth Companies in a commercially reasonable manner and will not take actions intended to materially limit the ability of the Live Earth Companies to meet the EBITDA goals for Earn-Out 1 and Earn-Out 2.

5.11  Notice of Developments.  Each Party will give prompt written notice to the other Party of any fact, event or circumstances known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect or (ii) would cause or constitute a material breach of any of its representations, warranties or covenants in this Agreement. No disclosure by any Party pursuant to this Section, however, shall be deemed to amend or supplement any schedule hereto or to prevent or cure any misrepresentation or breach of warranty.

5.12  Exclusivity.  No Live Earth Party nor any of its Affiliates will solicit, initiate, or encourage the submission of any proposal or offer from any Person other than the WCA Parties relating to the acquisition of all or substantially all of the assets of any Live Earth Company (including any acquisition structured as a merger, consolidation, or share exchange).

5.13  Confidentiality.  The Live Earth Parties shall not disclose to any Person or make use of any trade secrets or confidential information regarding the Live Earth Companies or the Transferred Assets, other than to disclose such secrets and information to the WCA Parties and its counsel. Without limiting the right of the WCA Parties to pursue all other legal and equitable rights available to it for violation of this Agreement by the Live Earth Parties and their agents, it is agreed that other remedies cannot fully compensate the WCA Parties for such a violation and that the WCA Parties shall be entitled to injunctive relief to prevent violation or continuing violation thereof. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Agreement, any term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

5.14  Publicity.  The Live Earth Parties and the WCA Parties shall consult with each other before issuing any press release or other public disclosure concerning this Agreement or the transactions contemplated hereby. Live Earth shall not issue a press release or other public disclosure without advance approval thereof by WCA Parent except to the extent required by Law. Live Earth shall have the right to review any press release or other public disclosure issued by WCA Parent concerning this Agreement or the transactions contemplated hereby.

5.15  Legal Requirements.  Each of Live Earth Parties and the WCA Parties will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement or the Transaction Documents and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement or the Transaction Documents.

5.16  Further Assurances.  Subject to the terms and conditions of this Agreement, the Live Earth Parties and the WCA Parties each agree to use reasonable best efforts in good faith and to cause to be taken, such further actions and execute such other documents as may be reasonably required to promptly fulfill the conditions to the Closing, permit the consummation of the transactions contemplated under this Agreement and to further secure to each party the rights intended to be conferred hereby and the other agreements ancillary to the transactions contemplated hereby.

5.17  Unwinding of Transaction.

(a) The WCA Parties and the Live Earth Parties acknowledge: (i) that in order for WCA Ohio to own and operate SF, WCA Ohio must satisfy a state required background investigation in connection with, and obtain approval of the Attorney General of the State of Ohio (the “Ohio Attorney General”) and the State of Ohio Environmental Protection Agency (the “Ohio EPA”) of, the acquisition by WCA Ohio of SF (such approval, the “OH EPA Approval”); (ii) that WCA Ohio might never obtain the OH EPA Approval; and (iii) that because the OH EPA Approval may not be received prior to the Closing Date, Ohio Revised Code Section 3734.42(F) (“ORC 3734.42(F)”) requires that this Agreement expressly state that the transactions contemplated hereby are subject to the approval of the Director of the Ohio EPA and contain specific provisions negating such sale in the event that the OH EPA Approval is ultimately denied by the Director of the Ohio EPA. Therefore, the WCA Parties and the Live Earth Parties agree as follows: (x) in the event that WCA Ohio receives correspondence or other documentation from the Ohio Attorney General and/or the Ohio EPA stating that the OH EPA Approval is ultimately denied (the “Denial”), the WCA Parties shall provide written notice of, and a copy of, such Denial to Live Earth by no later than the third business day after the occurrence of one of the following events, whichever is applicable: (A) WCA Ohio’s receipt of the Denial, if WCA Ohio elects not to appeal the Denial, (B) WCA Ohio’s receipt of a written decision from a court or tribunal of competent jurisdiction indicating that an appeal was ultimately not successful in reversing the Denial, if WCA Ohio elects to appeal the Denial, or (C) the expiration of any time period available for appeal of the Denial, if an appeal of such Denial has not otherwise been filed; and (y) upon receipt by Live Earth of the applicable notice pursuant to subparagraph (x) above, the sale shall be immediately negated as provided under ORC 3734.42(F) and the Live Earth Parties and the WCA Parties shall “unwind” or “reverse” the Closing (the “Unwind” or “Unwinding”) in the manner set forth in Section 5.17(b).

(b) In the event the Live Earth Parties and WCA Parties must Unwind the Closing pursuant to Section 5.17(a), the parties shall take the actions set forth below. The Unwinding of the Closing shall take place as promptly as practicable following the determination of the parties to Unwind the Closing pursuant to Section 5.17(a) and the date on which the Unwind shall be effected shall be on such date and at such place as Live Earth and WCA Parent shall mutually agree (the “Unwind Closing Date”).

(i) On the Unwind Closing Date, Live Earth shall (A) take all actions reasonably necessary to assign the Closing Shares to WCA Parent, (B) pay, or cause to be paid to, WCA Parent an amount in cash equal to the Cash Purchase Price, the Comerica Payment and the Other Indebtedness Payments less the Cash Flow resulting from the operation by the WCA Parties of the Live Earth Businesses from the Closing Date to the Unwind Closing Date, and (C) take all such other actions necessary or desirable to “unwind” the actions taken by the parties to effect the Closing and the transactions contemplated thereby, including, but not limited to, taking all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required to “unwind” the transactions contemplated by this Agreement.

(ii) The WCA Parties shall (A) assign the Equity Interests to Live Earth, (B) transfer the Transferred Assets and Assumed Liabilities to Live Earth, and (C) take all such other actions necessary or desirable to Unwind the actions taken by the parties to effect the Closing, including, but not limited to, cooperating with Live Earth in obtaining all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required to Unwind the Closing of the transactions contemplated by this Agreement.

5.18  Bank Lenders Approval.  The WCA Parent shall use commercially reasonable efforts (which shall include, without limitation, the payment of customary consent fees and the reimbursement of customary lender expenses) to obtain the requisite consent of the lenders to the consummation of the transactions contemplated under this Agreement and the Transaction Documents under the WCA Parent’s Revolving Credit Agreement, dated as of July 5, 2006, as amended.

5.19  Landfill Closure; Bonds.  The parties acknowledge that, notwithstanding any limitation of this Agreement to the contrary (other than as required by Section 5.17), at Closing the WCA Parties shall succeed to all the closure and post-closure obligations and liabilities as well as any new, continuing or recurring compliance obligations associated with the landfill located in Fostoria, Ohio owned and operated by SF and the transfer station located in Brockton, Massachusetts owned and operated by CC and BR. Any and all performance bonds, collection bonds and other types of bonds related to the landfill located in Fostoria, Ohio and the transfer station in Brockton, Massachusetts in effect prior to the Closing Date shall be terminated on or prior to the Closing Date and any associated collateral shall be returned as directed by Live Earth. The WCA Parties shall obtain all performance bonds, collection bonds and other types of bonds related to the landfill located in Fostoria, Ohio and the transfer station located in Brockton, Massachusetts and provided financial assurance in connection therewith required by and in accordance with applicable Laws and such bonds shall be effective as of the Closing Date.

5.20  Intercreditor Agreement with Comerica.  WCA Parent and Live Earth shall use their commercially reasonable efforts to enter into an intercreditor agreement pursuant to which in the event the parties Unwind the transactions to be consummated at the Closing, the Comerica Payment will be repaid to WCA Parent in connection with the Unwinding and the secured credit arrangement currently in place between Live Earth and Comerica that is to be terminated at Closing would be reestablished upon the Unwinding.

5.21  Financial Statements.  As promptly as reasonably practicable and in any event on or before the twentieth day of each month from the date hereof to the Closing Date, Live Earth shall deliver to WCA Parent the internal monthly unaudited financial statements (balance sheet, statement of operations and statement of cash flows) of the Live Earth Companies for the prior month.

5.22  Real Property Documents.  As promptly as practicable following the execution hereof, (a) WCA Massachusetts will obtain a commitment for title insurance from Chicago Title Insurance Company (the “Title Insurer”) covering the Live Earth Companies’ Real Property located in Brockton, Massachusetts, together with copies of all documents evidencing title exceptions thereon, and an updated survey of such real property, and (b) WCA Ohio will obtain a commitment for title insurance from the Title Insurer covering the Live Earth Companies’ Real Property located in Fostoria, Ohio, together with copies of all documents evidencing title exceptions thereon, and an updated survey of such real property. Copies of such commitments for title insurance and updated surveys shall be provided to Live Earth.

6.  Survival of Covenants, Representations and Warranties; Indemnification

6.1  Survival of Covenants, Representations, and Warranties.

(a) The representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for the earlier of (i) two (2) years following the Closing Date, or (ii) the date upon which the liability to which any such claim may relate is barred by all applicable statutes of limitation, taking into account any extensions or waivers thereof, and thereafter shall terminate (“Expiration Date”).

(b) No Party shall be obligated to indemnify any other Party pursuant to this Article 6 for any claim that is first made after the Expiration Date. Claims first made prior to the Expiration Date shall be subject to indemnity pursuant to this Article 6 throughout the entirety of the Proceeding or Proceedings arising out of such claim, notwithstanding the fact that such Proceeding or Proceedings may extend beyond the Expiration Date.

6.2  Indemnification by Live Earth.  For claims for indemnification made under this Section 6.2, Live Earth and the parties set forth on Section 6.2 of the Live Earth Disclosure Schedule (solely to the extent of each such parties pro rata interest in Indemnification Shares held in the Closing Shares Escrow) (collectively, the “Live Earth Indemnifying Parties”) will, from and after Closing and during the period prior to the Expiration Date, jointly and severally, unconditionally, absolutely and irrevocably agree to and shall defend, indemnify and hold harmless the WCA Parties and each of their respective subsidiaries, shareholders, affiliates, officers, directors, employees, counsel, accountants, agents, successors, assigns, heirs and legal and personal representatives (the WCA Parties and all such Persons are collectively referred to as “WCA Indemnified Persons”) from and against, and shall reimburse the WCA Indemnified Persons for, each and every Loss paid, imposed on or incurred by the WCA Indemnified Persons relating to, resulting from or arising out of: (a) any inaccuracy in any representation or warranty of any Live Earth Party under this Agreement, (including the schedules hereto), or any breach or nonfulfillment of any covenant, agreement or other obligation of any Live Earth Party under this Agreement or any Transaction Document delivered pursuant hereto; (b) all Claims arising with respect to facts, conditions, events, operations and circumstances existing prior to the Closing Date other than facts, conditions, events, operations and circumstances (i) disclosed in the Live Earth Disclosure Schedule and (ii) constituting the Assumed Liabilities; provided, however, in the event of any Claim that arises with respect to facts, conditions, events, operations and circumstances arising both before and after the Closing Date, the Live Earth Indemnifying Parties’ indemnification obligations shall be limited to such matters arising with respect to facts, conditions, events, operations and circumstances on or prior to the Closing Date; and (c) the Retained Liabilities.

6.3  Indemnification by the WCA Parties.  For claims for indemnification made under this Section 6.3, the WCA Parties will, from and after Closing and during the period prior to the Expiration Date, jointly and severally, unconditionally, absolutely and irrevocably agree to and shall defend, indemnify and hold harmless Live Earth and its subsidiaries, shareholders, affiliates, officers, directors, employees, counsel, accountants, agents, successors, assigns, heirs and legal and personal representatives (Live Earth and all such Persons are collectively referred to as “Live Earth Indemnified Persons”) from and against, and shall reimburse the Live Earth Indemnified Persons for, each and every Loss paid, imposed on or incurred by Live Earth Party Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of: (a) any inaccuracy in any representation or warranty of any WCA Party under this Agreement, (including the schedules hereto), or any breach or nonfulfillment of any covenant, agreement or other obligation of any WCA Party under this Agreement or any Transaction Document; and (b) the Assumed Liabilities. Notwithstanding the foregoing, in the event the parties are required to Unwind the Closing of the transactions contemplated by this Agreement pursuant to Section 5.17, the WCA Parties will, from and after the Unwind Closing Date and during the period prior to the Expiration Date, jointly and severally, unconditionally, absolutely and irrevocably agree to and shall defend, indemnify and hold harmless the Live Earth Indemnified Persons from and against, and shall reimburse the Live Earth Indemnified Persons for, each and every Loss paid, imposed on or incurred by Live Earth Party Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of all Claims arising with respect to facts, conditions, events, operations and circumstances existing after the Closing Date but prior to the Unwind Closing Date; provided, however, that in the event of any Claim that arises with respect to facts, conditions, events, operations and circumstances arising both before and after the Unwind Closing Date, the WCA Parties’ indemnification obligations shall be limited to such matters arising with respect to facts, conditions, events, operations and circumstances on or prior to the Unwind Closing Date.

6.4  Notice and Defense of Third Party Claims.  If any Proceeding shall be brought or asserted under this Article 6 against an indemnified party or parties or any successor thereto (the “Indemnified Person”) in respect of which indemnity may be sought under this Article 6 from an indemnifying person or persons or any successor or successors thereto (the “Indemnifying Person(s)”), the Indemnified Person shall give prompt written notice of such Proceeding to the Indemnifying Person who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses; provided, that any delay or failure to so notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. In no event shall any Indemnified Person be required to make any expenditure or bring any cause of action to enforce the Indemnifying Person’s obligations and liability under and pursuant to the indemnifications set forth in this Article 6. In addition, the filing of a Proceeding shall not be required as a condition or prerequisite to the Indemnifying Person’s obligations under this Article 6, if the Indemnified Person is required to expend sums for investigation or remedial purposes as a result of a threatened Proceeding. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing Proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless the Indemnified Person shall in good faith determine that there exist actual or potential conflicts of interest which make representation by the same counsel inappropriate. The Indemnified Person’s right to participate in the defense or response to any Proceeding should not be deemed to limit or otherwise modify its obligations under this Article 6. In the event that the Indemnifying Person, within thirty (30) days after notice of any such Proceeding, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such Proceeding for the account of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof. Anything in this Article 6 to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person’s prior written consent, settle or compromise any Proceeding or consent to the entry of any judgment with respect to any Proceeding for anything other than money damages paid by the Indemnifying Person. The Indemnifying Person may, without the Indemnified Person’s prior written consent, settle or compromise any such Proceeding or consent to entry of any judgment with respect to any such Proceeding that requires solely the payment of money damages by the Indemnifying Person and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such Proceeding.

6.5  Payment and Interest.  The Indemnifying Person shall make any payment required to be made under this Section 6.5 in immediately available funds and on demand; provided that the Live Earth Indemnifying Parties may make payments required to be made under this Article 6 through the delivery of all or a portion of the Indemnification Shares pursuant to the terms of the Closing Shares Escrow Agreement, which shall be made on a pro rata basis with respect to each party on Schedule 2.1(f)’s interest in such Indemnification Shares, and until such time as the Indemnification Shares are exhausted. Indemnification Shares shall be deemed to have a per share value equal to the closing sales price of WCA Parent’s common stock as reported on NASDAQ for the ten (10) trading days ending one (1) trading day prior to the date on which such indemnification claim is fully and finally resolved pursuant to the procedures set forth in this Article 6 (the “Share Value”). Any amounts or payments required to be paid by an Indemnifying Person under this Section 6.5 which are not paid within sixty (60) days of receipt by the Indemnifying Person of the Indemnified Person’s demand therefor shall thereafter be deemed delinquent, and the Indemnifying Person shall pay to the Indemnified Person immediately upon demand, interest at the rate of eight percent (8%) per annum, from the date such payment becomes delinquent to the date of payment of such delinquent sums. The WCA Parties and the Live Earth Parties agree that the Share Value has been agreed upon solely for the purpose of satisfying indemnification claims hereunder and that such Share Value may not be the fair market value of each Closing Price Share.

6.6  Limits of Liability.

(a) Except as set forth in (b) below and in the case of fraud or intentional misconduct of the WCA Parties, the liability of the WCA Parties to the Live Earth Parties under this Agreement shall not exceed $5,000,000 (the “WCA Cap”). Except in the case of fraud or intentional misconduct of the Live Earth Parties, the liability of the Live Earth Indemnifying Parties to the WCA Parties under this Agreement shall not exceed $5,000,000 (the “Live Earth Cap”) and the liability of the parties set forth on Section 6.2 of the Live Earth Disclosure Schedule shall not exceed the interest of such parties in the Indemnification Shares and such parties shall have no further liability pursuant to this Article 6 once all Indemnification Shares have been released or otherwise distributed from the Closing Shares Escrow. No such party shall be obligated to provide indemnification under this Agreement for any damage until the aggregate indemnifiable Losses exceed $100,000 (the “Threshold”).

(b) Notwithstanding the limits set forth in (a) above, no Party’s indemnity obligations hereunder shall be subject to the Threshold, nor shall be limited to the respective Party’s Cap with respect to (i) any obligations of the respective Parties (including all subsidiaries thereof) to pay Taxes for any period ending on or prior to the Closing Date.

(c) Notwithstanding anything to the contrary contained in this Agreement, the following limitations shall apply to claims under this Article 6 or otherwise made with respect to this Agreement or any Transaction Agreement:

(i) The amount of any Losses to which the WCA Parties are entitled with respect to any claim shall be reduced by (A) the amount of any payment receivable by the WCA Parties with respect such Losses from any insurance provider or any other third party, and (B) the amount of any Tax benefit realized by the WCA Parties which is attributable to the Losses to which such claim relates.

(ii) In no event shall any Indemnifying Person have any obligation or liability for (A) any Losses that are consequential, in the nature of lost profits (including, without limitation, loss of profit or revenue, any multiple of reduced cash flow or any adjustment based on price to earnings or similar ratios), interference with operations, or loss of customers, tenants, lenders, investors or buyers, diminution in the value of property, special or punitive or otherwise not actual out-of-pocket damages, or (B) any Losses arising from or relating to, directly or indirectly, any act, omission or transaction carried out by or at the express written request, or with the written consent of, the WCA Parties thereof before, on or after the Closing Date, including, without limitation, any change in the accounting policies, practices or procedures of the Live Earth Business after the Closing.

(d) From and after the Closing, except with respect to claims for equitable relief, including, without limitation, specific performance, or claims based on fraud or intentional misrepresentation, made with respect to breaches of any covenant or agreement contained in this Agreement or the Transaction Documents, the rights provided to the Parties under this Article 6 shall be the sole and exclusive remedies of the Parties and their respective Affiliates with respect to claims under this Agreement or otherwise relating to the transactions contemplated hereby. Without limiting the generality of the foregoing, in no event shall any Party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions contemplated by this Agreement.

7.  Conditions to Closing

7.1  Conditions to the WCA Parties’ Obligations.  The obligations of the WCA Parties to consummate the Closing are subject to the fulfillment or waiver by WCA Parent in writing on or before the Closing of each of the following conditions by the Live Earth Parties:

(a) Representations and Warranties.  The representations and warranties of the Live Earth Parties contained in Article 3 shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except where the failure of any such representation or warranty to be true and correct would not reasonably be expected to have a Material Adverse Effect.

(b) Performance.  The Live Earth Parties shall have performed and complied with all agreements, obligations and conditions contained in this Agreement or the Transaction Documents that are required to be performed or complied with by it on or before the Closing, except where the failure to so perform would not reasonably be expected to have a Material Adverse Effect.

(c) No Actions or Proceedings.  No Proceeding shall be pending or threatened before any Governmental or Regulatory Authority which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement or the Transaction Documents.

(d) Government Approvals.  Other than the Ohio EPA Approval, all authorizations, permits, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

(e) Third-Party Consents.  All consents or waivers listed on Schedule 7.1(e) shall have been obtained.

(f) Approval of Bank Lenders.  The required consent of the lenders under WCA Parent’s Revolving Credit Agreement, dated as of July 5, 2006, as amended.

(g) Stockholder Approval.  The issuance of all of the shares of WCA Parent common stock issuable pursuant to this Agreement, shall have been approved by a vote (and not rescinded) by the stockholders of WCA Parent (the “Stockholder Approval”).

(h) SAS No. 100 Review.  WCA Parent shall have received from the Live Earth Companies independent audit firm a Statement on Accounting Standards (SAS) No. 100 review of the financial statements of the Live Earth Companies for the three and nine-month periods ended September 30, 2009.

(i) Intercreditor Agreement with Comerica.  WCA Parent, Live Earth and Comerica shall have entered into an intercreditor agreement upon terms reasonably acceptable to WCA Parent pursuant to with the Comerica Payment will be repaid to WCA Parent in connection with the Unwinding and the secured credit arrangement between Live Earth and Comerica would be reestablished upon the Unwinding.

(j) Title to Real Property.  Based on the review of the title commitments, title exception documents and updated surveys obtained by WCA Massachusetts and WCA Ohio pursuant to Section 5.22, the title to the Live Earth Company’s Real Property located in Brockton, Massachusetts and Fostoria, Ohio are reasonably satisfactory to WCA Massachusetts and WCA Ohio, and the Title Insurer is ready, willing and able to issue at Closing, subject to the payment of the appropriate premium therefor, title insurance policies in a form reasonably satisfactory to WCA Massachusetts and WCA Ohio insuring the title to such properties subject to no exceptions other than those that are reasonably acceptable to WCA Massachusetts and WCA Ohio.

(k) Live Earth Parties’ Deliveries.  The applicable Parties shall have delivered, or caused to be delivered, to WCA Parent the following (which shall be in form and substance satisfactory to WCA Parent):

(i) Compliance Certificate.  An authorized officer of Live Earth shall have delivered to WCA Parent at the Closing a certificate stating that the conditions specified in Sections 7.1(a) and (b) have been fulfilled.

(ii) Secretary’s Certificate.  The Secretary of Live Earth shall have delivered to WCA Parent at the Closing a certificate stating that all approvals necessary to consummate the transactions contemplated by this Agreement have been obtained and attaching thereto: (i) a copy of the organizational documents of each Live Earth Party (as amended and in effect through the date of the Closing), certified by the Secretary of each such Live Earth Party as the true and correct copies thereof as of the Closing; and (ii) copies of resolutions of the manager and resolutions of the members of Live Earth, evidencing the approval of this Agreement, the Transaction Documents and other matters contemplated hereby.

(iii) Bill of Sale and Assignment and Assumption Agreement.  Live Earth shall have executed and delivered a Bill of Sale and Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit C.

(iv) Earn-Out Escrow Agreement.  Live Earth shall have executed and delivered the Earn-Out Escrow Agreement in substantially the form attached hereto as Exhibit A.

(v) Closing Shares Escrow Agreement.  Live Earth shall have executed and delivered the Closing Shares Escrow Agreement in substantially the form attached hereto as Exhibit B.

(vi) Pay-Off Letter.  WCA shall have received a pay-off letter from each of LEF, HBK/Bernard, Comerica, and Fenwick-Smith, that confirms the satisfaction, release and termination of Live Earth’s indebtedness to such party upon consummation of the transactions contemplated under this Agreement.

(vii) Voting Agreement.  Joseph E. LoConti, Daniel J. Clark, Gregory J. Skoda and Patricia A. Skoda as Trustee of the Patricia A. Skoda Revocable Trust shall have executed and delivered a Voting Agreement in substantially the form attached hereto as Exhibit E.

(viii) Consulting Services or Employment Agreement.  Chris Valerian shall have executed and delivered a Consulting Services or Employment Agreement in form reasonably acceptable to the parties thereto.

(ix) Release of Encumbrances.  Any Liens listed on Schedule 7.1(k)(i) shall have been irrevocably released and the Live Earth Parties shall have delivered documentation reasonably acceptable to WCA Parent to evidence that such Liens have been released.

(x) Stockholders’ Agreement.  Joseph E. LoConti, Daniel J. Clark, Gregory J. Skoda and Patricia A. Skoda as Trustee of the Patricia A. Skoda Revocable Trust shall have executed and delivered a Stockholders’ Agreement in form reasonably acceptable to the parties thereto.

7.2  Conditions to the Live Earth Parties’ Obligations.  The obligations of the Live Earth Parties to the WCA Parties under this Agreement are subject to the fulfillment or waiver by Live Earth in writing on or before each Closing of each of the following conditions by the WCA Parties:

(a) Representations and Warranties.  The representations and warranties of the WCA Parties contained in Article 4 shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except where the failure of any such representation or warranty to be true and correct would not reasonably be expected to have a Material Adverse Effect on the WCA Parties.

(b) Performance.  The WCA Parties shall have performed and complied with all agreements, obligations and conditions contained in this Agreement or the Transaction Documents that are required to be performed or complied with by the WCA Parties on or before the Closing, except where the failure to so perform would not reasonably be expected to have a Material Adverse Effect, it being acknowledged that the failure to pay all or any portion of the Purchase Price shall be deemed to be failure to perform that would have a Material Adverse Effect.

(c) No Actions or Proceedings.  No Proceeding shall be pending or threatened before any Governmental or Regulatory Authority which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement or the Transaction Documents.

(d) Government Approvals.  Other than the Ohio EPA Approval, all authorizations, permits, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

(e) Third-Party Consents.  All consents or waivers listed on Schedule 7.2(e) shall have been obtained.

(f) Registration Rights Agreement.  The execution and delivery of the Registration Rights Agreement in substantially the form attached hereto as Exhibit D by the WCA Parties.

(g) Stockholder Approval.  The issuance of all the Securities pursuant to this Agreement shall have been approved (and not rescinded) by the stockholders of WCA Parent.

(h) Intercreditor Agreement with Comerica.  WCA Parent, Live Earth and Comerica shall have entered into an intercreditor agreement upon terms reasonably acceptable to WCA Parent pursuant to with the Comerica Payment will be repaid to WCA Parent in connection with the Unwinding and the secured credit arrangement between Live Earth and Comerica would be reestablished upon the Unwinding.

(i) Instruction Letter to Transfer Agent.  WCA Parent shall have delivered, or caused to be delivered, to Continental Stock Transfer & Trust Company an instruction letter in form reasonably acceptable to Live Earth regarding the issuance of the Earn-Out Shares pursuant to the terms hereto.

(j) WCA Party Deliveries.  The applicable WCA Party shall have delivered, or caused to be delivered, to Live Earth the following (which shall be in form and substance satisfactory to Live Earth):

(i) Compliance Certificate.  The President of WCA Parent shall have delivered to Live Earth at the Closing a certificate stating that the conditions specified in Sections 7.2(a) and (b) have been fulfilled.

(ii) Bill of Sale and Assignment and Assumption Agreement.  WCA Parent shall have executed and delivered a Bill of Sale and Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit C.

(iii) Earn-Out Escrow Agreement.  WCA Parent shall have executed and delivered the Earn-Out Escrow Agreement in substantially the form attached hereto as Exhibit A and the Earn-Out Certificates to the Escrow Agent.

(iv) Closing Shares Escrow Agreement.  WCA Parent shall have executed and delivered the Closing Shares Escrow Agreement in substantially the form attached hereto as Exhibit B and the Closing Shares to the Escrow Agent.

(v) the Cash Purchase Price to the Live Earth Parties as set forth on Schedule 2.1(a).

(vi) payment of the Comerica Payment.

(vii) payment of the Other Indebtedness Payment.

(viii) the Earn-Out Certificates to the Escrow Agent to be held in the Earn-Out Escrow in accordance with Section 2.2.

(ix) the Closing Shares to the Escrow Agent to be held in the Closing Shares Escrow for the benefit of the Live Earth Parties as set forth on Schedule 2.1(f).

(x) the Estimated Working Capital Payment Amount.

(xi) Registration Rights Agreement.  WCA Parent shall have executed and delivered the Registration Rights Agreement in substantially the form attached as Exhibit D hereto.

(xii) Voting Agreement.  WCA Parent shall have executed and delivered a Voting Agreement in substantially the form attached hereto as Exhibit E hereto.

(xiii) Stockholders’ Agreement.  WCA Parent shall have executed and delivered a Stockholders’ Agreement in form reasonably acceptable to the parties thereto.

(xiv) Ohio EPA Notice.  The WCA Parties shall have received a notification from the Ohio EPA exempting the WCA Parties from compliance with Section 3734.42(F)(1) of the Ohio Revised Code and Rule 109:6-1-02(A)(3) of the Ohio Administrative Code.

8.  Termination

8.1  Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) at any time before the Closing, by mutual written agreement of the Live Earth Parties and the WCA Parties;

(b) at any time before the Closing, by the Live Earth Parties or the WCA Parties, in the event (i) of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within five (5) Business Days following notification thereof by the terminating party or (ii) upon notification of the non-terminating party by the terminating party that the satisfaction of any condition to the terminating party’s obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party; or

(c) at any time after April 30, 2010 by the Live Earth Parties or the WCA Parties upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

8.2  Effect of Termination.  If this Agreement is validly terminated pursuant to Section 8.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the Live Earth Parties or the WCA Parties (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except as provided in the next succeeding sentence and except that the provisions with respect to expenses in Section 10.1 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Article 8, the Live Earth Parties will remain liable to the WCA Parties for any willful breach of this Agreement by the Live Earth Parties existing at the time of such termination, and the WCA Parties will remain liable to the Live Earth Parties for any willful breach of this Agreement by the WCA Parties existing at the time of such termination, and the Live Earth Parties or the WCA Parties may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.

9.  Certain Definitions

“Acquired Businesses” means the business conducted by the Live Earth Companies.

“Affiliate” means (a) any entity directly or indirectly controlled by, controlling or under common control with a Party; (b) any director or executive officer of such party or of any entity referred to in (a) above; and (c) if any Party is an individual, any member of the immediate family (including parents, spouse, siblings, children and grandchildren) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. For purposes of this definition, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any entity (other than as a limited partner of such other entity) will be deemed to “control” (including, with its correlative meanings, “controlled by” and “under common control with”) such Person.

“Benefit Plan” means any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, dependent care, cafeteria, employee assistance, scholarship or other plan, program, arrangement or understanding (whether or not legally binding) maintained in whole or in part, contributed to, or required to be contributed to by the Companies for the benefit of any of their respective present or former officers, employees or directors which is not a Pension Plan or Welfare Plan.

“Cash Flow” shall mean, for the period from the Closing Date to the Unwind Closing Date, Cash Flow determined in accordance with GAAP.

“Claims” means any claims, liabilities, actions, causes of action (arising under common law, contract or statute), suits, judgments, demands, liens, or governmental investigations by any Person relating to the Live Earth Companies, any Transferred Asset or Assumed Liability including, but not limited to, any Employee Benefit Claim, Environmental Claim, Litigation Claim, Tax Claim or Title Claim.

“Current Assets” has the meaning assigned to it under GAAP.

“Current Liabilities” has the meaning assigned to it under GAAP.

“Disposal” or “disposed” means the discharge, deposit, injection, dumping, spilling, leaking or placing of any Polluting Substance into or on any land or water so that such Polluting Substance or any constituent thereof may enter the environment or be emitted into the air or discharged into any waters, including ground waters.

“EBITDA” shall mean, for any period, consolidated net income for such period determined in accordance with GAAP plus, (A) without duplication and only to the extent reflected as a charge or reduction in the statement of such consolidated net income for such period, the sum of (a) income taxes expense, (b) interest and amortization expense, (c) restructuring charges and (d) any corporate office overhead allocations, such as management fees and acquisition costs but excluding operating cost pass-through expenses such as insurance premiums.

“Employee Benefits Claim” means all claims, liabilities notices, actions, causes of action (arising under common law, contract or statute), suits, judgments, demands, liens, governmental or private investigations arising under any Pension Plan, Welfare Plan or other Benefit Plan.

“Environmental Claim(s)” means all claims, liabilities, notices, actions, causes of action (arising under common law, contract or statute), suits, judgments, demands, liens, governmental or private investigations or testing, demands to study or notification of status of being potentially responsible for clean-up of any facility or for being in violation or in potential violation of any requirement of Environmental Law, whether threatened, sought, brought or imposed relating to or which seeks to impose liability or to recover damages, losses, payments, penalties, costs, fines, penalties, disbursements or expenses (including, without limitation, fees disbursements and expenses of attorneys and other professional advisors and of expert witnesses and costs of investigation, testing and preparation) regarding any Live Earth Company or any of its facilities, its assets or any operations conducted by such Live Earth Company for: (a) improper use or treatment of wetlands, pinelands or other protected land or wildlife; (b) pollution, contamination, preservation, protection, decontamination, remediation or clean-up of the air, surface water, groundwater, soil or protected lands; (c) exposure of persons or property to Polluting Substances and the effects thereof; or (d) the release, threatened release, generation, extraction, mining, presence, manufacture, processing, distribution in commerce, use, handling, discharge, recycling, management, transfer, transportation, treatment, storage, Disposal or remediation of Polluting Substances. The term “Environmental Claim” also includes any costs incurred in responding to efforts to require or in testing for the need for Remediation and any claim based upon any asserted or actual breach or violation of any requirements of Environmental Law.

“Environmental Law(s)” means any and all federal, state and local laws, ordinances, rules, regulations, operational memoranda, interpretations and orders of courts or administrative agencies or authorities relating to pollution, contamination, preservation, protection or cleanup of the environment (including, without limitation, ambient air, surface water, ground water, land surface, wildlife, wetlands and subsurface strata), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Solid Waste Disposal Act, as amended (“RCRA”); the Atomic Energy Act of 1954, as amended; the Hazardous Materials Transportation Act, as amended; the Toxic Substances Control Act, as amended; the Pollution Prevention Act of 1990, as amended; the Emergency Planning and Community Right to know Act, as amended; the Clean Air Act, as amended; the Clean Water Act, as amended; the Oil Pollution Act of 1990, as amended; the Safe Drinking Water Act, as amended; the Occupational Safety and Health Act, as amended; all regulations promulgated under any of the foregoing from time to time; and any and all other laws, rules and regulations relating to (a) improper use or treatment of wetlands, pinelands or other protected land or wildlife; (b) pollution, contamination, preservation, protection, decontamination, remediation or clean-up of the air, surface water, groundwater, soil or protected lands; (c) exposure of persons or property to Polluting Substances and the effects thereof; or (d) the release, threatened release, generation, extraction, mining, presence, manufacture, processing, distribution in commerce, use, handling, discharge, recycling, management, transfer, transportation, treatment, storage, Disposal or remediation of Polluting Substances. Any specific references to a law shall include any amendments to it promulgated from time to time.

“Governmental or Regulatory Authority” means any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over such Live Earth Company or any of their respective assets or businesses.

“Knowledge of the Live Earth Parties” means the actual knowledge of Christopher Valerian, Daniel Clark, James Lyon, Edward Brdicka, Joseph LoConti and Charles Hamm after reasonable inquiry of officers, directors and other employees or consultants of such party (or subsidiaries of such party) reasonably believed to have knowledge of or who is responsible for such matters after such officer, director or employee shall have performed reasonable due diligence to investigate such matter.

“Knowledge of the WCA Parties” means the actual knowledge of the executive officers of WCA Parent after reasonable inquiry of officers, directors and other employees or consultants of such party (or subsidiaries of such party) reasonably believed to have knowledge of or who is responsible for such matters after such officer, director or employee shall have performed reasonable due diligence to investigate such matter.

“Laws” means the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations, including, without limitation, all such laws, rules, ordinances, decrees and orders relating to intellectual property protection, transportation, wage and hour, antitrust matters, consumer protection, currency exchange, environmental protection, equal employment opportunity, health and occupational safety, pension and employee benefit matters, securities and investor protection matters, labor and employment matters, and trading-with-the-enemy matters.

“Lien” means any lien, mortgage, charge, restriction, pledge, security interest, option, lease, claim, easement, encroachment or other encumbrance of any kind or nature whatsoever or however arising, including any Tax lien.

“Licenses” means all licenses, permits (including, without limitation, environmental, construction and operation permits), franchises, certificates (including, without limitation, certificates of occupancy) and other authorizations.

“Litigation Claim” means all claims, liabilities notices, actions, causes of action (arising under common law, contract or statute), suits, judgments, demands, liens, governmental or private investigations arising pursuant to any Proceedings involving any Live Earth Party.

“Loss” means any loss, damage, injury, liability, claim, demand, Proceeding, settlement, judgment, award, punitive damage, fine, penalty, tax, fee, charge, cost or expense (including, without limitation, costs of attempting to avoid or in opposing the imposition thereof, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) with respect to any claim, as well as with respect to compliance with the requirements of the Environmental Laws or Environmental Claims.

“Material Adverse Effect” shall mean any material adverse change in or effect on, or any change that may reasonably be expected to have a material adverse effect on, (a) the business, operations, assets, liabilities, condition (financial or otherwise), or results of operations of such Person or (b) the ability of such Person to consummate the transactions contemplated by this Agreement or any related agreement to which it is a party.

“NASDAQ” shall mean The Nasdaq Global Market.

“Parties” means the WCA Parties and the Live Earth Parties, collectively.

“Permitted Liens” means (a) those encumbrances to title listed on Section 3.12 of the Live Earth Disclosure Schedule, (b) mechanic’s, materialmen’s, landlord’s and similar liens, (c) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (d) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) liens for Taxes not yet due and payable, (f) liens for Taxes which are being contested in good faith and by appropriate proceedings, (g) liens relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business, (h) liens arising solely by action of the WCA Parties, and (h) liens which do not materially and adversely impair the use or value of the Transferred Assets.

“Person” means an individual, corporation, partnership, association, joint stock company, limited liability company, Governmental or Regulatory Authority, trust, unincorporated organization or other legal entity.

“Polluting Substances” means (a) any material, waste or substance designated, classified, regulated or included within the statutory and/or regulatory definitions of “hazardous substances,” “radioactive material,”

“hazardous waste,” “extremely hazardous substance,” “hazardous chemical,” “regulated substance,” “contaminant,” “pollutant,” “hazardous material,” or “toxic substance” under any Environmental Law; (b) any material, waste or substance which is or contains hydrocarbons, petroleum, oil or a fraction thereof; (c) radioactive material (including regulated naturally occurring radioactive materials); (d) solid waste, as defined under RCRA other than which is disposed of in compliance with applicable Environmental Laws, that poses an imminent and substantial endangerment to health or the environment; (e) such other substances, materials, or wastes that become classified or regulated as hazardous or toxic under any federal, state or local law or regulation from time to time; and (f) methane to the extent it is not being managed in accordance with applicable Law. To the extent that the laws or regulations of any applicable state or local jurisdiction establish a meaning for any term defined herein through reference to federal Environmental Laws which is broader than the meaning under such federal Environmental Laws, such broader meaning shall apply.

“Proceeding” means any action, suit, claim, investigation, review or other judicial, administrative, arbitral, investigatory or other proceeding. “Proceeding” includes all post-judgment actions (including but not limited to appeals and actions for collection), and shall be considered a “Proceeding” until such time as a final, non-appealable determination has been issued. If any Proceeding is settled, such Proceeding shall be deemed final upon the completion of all obligations of all parties to such settlement.

“Remediation” means any action necessary to bring about compliance with the requirements of Environmental Law related to release of Polluting Substances including (a) services of professionals; (b) the removal and Disposal, in situ remediation, or containment (if containment is practical under the circumstances and is permissible within requirements of Environmental Law), investigation, or monitoring of any and all Polluting Substances at or on any Business Facility of any Company; or (c) the taking of reasonably necessary precautions to protect against the release or threatened release of Polluting Substances at, on, in, about, under, within or near the air, soil, surface water, groundwater or soil vapor at any Business Facility of any Company or any surrounding areas thereof.

“Seller Parties” means those Persons set forth on Schedule 2.1(f).

“Subsidiary” means, when used with respect to any party, any corporation, partnership or other organization, whether incorporated or unincorporated, which such party owns more than fifty percent (50%) of the aggregate voting power (or of any other form of voting equity interests in the case of a Person that is not a corporation) of which is beneficial owned by that party directly or indirectly through one or more other Persons.

“Tax” means any tax of any kind, however denominated, including any interest, penalties, fines or other additions to tax that may become payable in respect thereof or in respect of a failure to comply with any requirement relating to any Tax Return, imposed by any federal, territorial, state, local or foreign Governmental Entity, including all income, gross income, gross receipts, profits, goods and services, social security, health, old age security, federal pension plan, state pension plan, sales and use, ad valorem, excise, custom, franchise, business license, property, occupation, real property gains, payroll and employee withholding, unemployment or employment insurance, real and personal property, stamp, environmental, transfer, workers’ compensation, payroll, severance, alternative minimum, windfall, and capital gains taxes, premiums, surtaxes, charges, levies, assessments, reassessments, and other obligations of the same or a similar nature to any of the foregoing whether or not shown on a Tax Return, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Claim” means any tax owed, due or payable by any Live Earth Party.

“Tax Return” means all tax returns, declarations, reports, estimates, information returns and statements or any other schedule or attachment thereto and including any amendment thereof required to be filed with any Taxing Authority, or provided to any partner, stockholder, joint venturer or member under federal, state, local or foreign Laws (including reports with respect to backup withholding and payments to Persons other than Taxing Authorities), and annual tax returns or information returns on behalf of employee benefit plans sponsored by Sun or any of its respective ERISA Affiliates.

“Taxing Authority” means any Governmental Entity responsible for the imposition, assessment, enforcement or collection of any Tax.

“Title Claims” means any claims, liabilities notices, actions, causes of action (arising under common law, contract or statute), suits, judgments, demands, liens, governmental or private investigations arising due to any Lien or encumbrance, other than a Permitted Lien, on any property or assets owned or used by any Live Earth Company.

10.  General

10.1  Costs.  The parties shall pay their respective expenses (including, without limitation, the fees, disbursements and expenses of their attorneys and accountants) in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

10.2  Entire Agreement.  This Agreement, together with all exhibits and schedules hereto, each of which are hereby incorporated by this reference and made a part hereof, embodies the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes any prior agreements and understandings relating to the subject matter hereof.

10.3  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which collectively shall constitute one and the same instrument representing this Agreement between the parties hereto, and it shall not be necessary for the proof of this Agreement that any party produce or account for more than one such counterpart. Facsimile signatures shall be given the same force and effect as original signatures and shall be treated for all purposes and intents as original signatures.

10.4  Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the day of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, (iii) on the day after delivery to an overnight courier service, or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to the WCA Parties:	WCA Waste Corporation One Riverway, Suite 1400 Houston, Texas 77056 Attention: President Facsimile: 713-292-2455

Copy to:	Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 Attention: Jeff Dodd Facsimile: 713-238-7368

If to Live Earth:	Live Earth LLC 6140 Parkland Blvd., Suite 300 Mayfield Heights, Ohio 44124 Attention: Daniel Clark Facsimile: 440-995-5111

Copy to:	Baker & Hostetler LLP 3200 National City Center 1900 East Ninth Street Cleveland, OH 44114 Attention: Phillip Callesen Facsimile: 216-696-7040

Any party may change its address for the purpose of this Section 10.4 by giving the other party written notice of its new address in the manner set forth above.

10.5  Modification or Waiver.  This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by a written instrument executed by the parties hereto. No waiver of any nature, in any one or more instances, shall be deemed to be or construed as a further or continued waiver of any condition or any breach of any other term, covenant, representation or warranty in this Agreement.

10.6  Binding Effect and Assignment.  Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

10.7  Governing Law; Venue.

(a) THIS AGREEMENT, AND ALL QUESTIONS RELATING TO ITS VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT (INCLUDING, WITHOUT LIMITATION, PROVISIONS CONCERNING LIMITATIONS OF ACTION), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO (EXCLUSIVE OF THE CONFLICT OF LAW PROVISIONS THEREOF) APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

(b) THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.8  Section Headings.  The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

10.9  Severability.  If for any reason whatsoever, any one or more of the provisions hereof shall be held or deemed to be illegal, inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision illegal, inoperative, unenforceable or invalid in any other case or of rendering any of the other provisions hereof illegal, inoperative, unenforceable or invalid. Furthermore, in lieu of each such illegal, invalid, unenforceable or inoperative provision, there shall be added automatically, as part of this Agreement, a provision similar in terms of such illegal, invalid, unenforceable or inoperative provision as may be possible and as shall be legal, valid, enforceable and operative.

10.10  Drafting.  The parties acknowledge and confirm that they and/or their respective attorneys have participated jointly in the review and revision of this Agreement and that it has not been written solely by any one party or counsel for any one party. The parties therefore stipulate and agree that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another.

10.11  References.  The use of the words “hereof,” “herein,” “hereunder,” “herewith,” “hereto,” “hereby,” and words of similar import shall refer to this entire Agreement, and not to any particular article, section, subsection, clause, or paragraph of this Agreement, unless the context clearly indicates otherwise.

10.12  Calendar Days, Weeks, Months and Quarters.  Unless otherwise specified herein, any reference to “day,” “week,” “month” or “quarter” herein shall mean a calendar day, week, month or quarter.

10.13  Gender; Plural and Singular.  Unless the context clearly indicates otherwise, the singular shall include the plural and vice versa. Whenever the masculine, feminine or neuter gender is used inappropriately in this Agreement, this Agreement shall be read as if the appropriate gender had been used.

10.14  Cumulative Rights.  All rights and remedies specified herein are cumulative and are in addition to, not in limitation of, any rights or remedies the parties may have by statute, at law, in equity, or otherwise, and all such rights and remedies may be exercised singularly or concurrently.

10.15  No Implied Covenants.  Each party, against the other, waives and relinquishes any right to assert, either as a claim or as a defense, that any other Party is bound to perform or liable for the nonperformance of any implied covenant or implied duty or implied obligation.

10.16  Indirect Action.  Where any provision hereof refers to action to be taken by any person or party, or which such person or party is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such person or party.

10.17  Attorneys’ Fees.  The prevailing party in any dispute between the parties arising out of the interpretation, application or enforcement of any provision hereof shall be entitled to recover all of its reasonable attorneys’ fees and costs whether suit be filed or not, including without limitation costs and attorneys’ fees related to or arising out of any trial or appellate proceedings.

10.18  Time of the Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.19  No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns, except for Sections 2.1(f), 2.2, 2.3, 2.4, 4.2, 4.3, 4.4, 4.12, 4.14, 4.15, 5.7, 5.10, 6.1 and 7.2(f) shall be deemed to be for the benefit of LEF, HBK/Bernard and Fenwick Smith.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above stated.

WCA PARTIES:

WCA WASTE CORPORATION, a Delaware corporation

By:	/s/ Tom J. Fatjo, Jr.
Name:     Tom J. Fatjo, Jr.

Title:	Chief Executive Officer

WCA OF MASSACHUSETTS, LLC, a
Delaware limited liability company

By:	/s/ Tom J. Fatjo, Jr.
Name:     Tom J. Fatjo, Jr.

Title:	Chairman

WCA OF OHIO, LLC, a Delaware limited liability company

By:	/s/ Tom J. Fatjo, Jr.
Name:     Tom J. Fatjo, Jr.

Title:	Chairman

Signature Page to
Equity Interest and Asset Purchase Agreement

LIVE EARTH PARTIES:

LIVE EARTH LLC, an Ohio limited liability company

By:	/s/ Christopher Valerian
Name:     Christopher Valerian

Title:	President

CHAMPION CITY RECOVERY, LLC, a
Massachusetts limited liability company

By:	/s/ Christopher Valerian
Name:     Christopher Valerian

Title:	President

BOXER REALTY REDEVELOPMENT, LLC, a Massachusetts limited liability company

By:	/s/ Christopher Valerian
Name:     Christopher Valerian

Title:	President

SUNNY FARMS LANDFILL, LLC, an Ohio
limited liability company

By:	/s/ Christopher Valerian
Name:     Christopher Valerian

Title:	President

NEW AMSTERDAM & SENECA RAILROAD COMPANY, LLC, an Ohio limited liability company

By:	/s/ Christopher Valerian
Name:     Christopher Valerian

Title:	President